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                                  Filed Pursuant to Rule 424(b)(2)
                                  File No. 333-141416

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 6, 2008)

$600,000,000

Public Service Company of Colorado

$300,000,000 5.80% First Mortgage Bonds, Series No. 18 due 2018
$300,000,000 6.50% First Mortgage Bonds, Series No. 19 due 2038

        This is an offering of $300,000,000 of 5.80% First Mortgage Bonds, Series No. 18 due 2018 and $300,000,000 of 6.50% First Mortgage Bonds, Series No. 19 due 2038 to be issued by Public Service Company of Colorado, a Colorado corporation. We will pay interest on the first mortgage bonds on February 1 and August 1 of each year, commencing February 1, 2009. The 5.80% First Mortgage Bonds, Series No. 18 due 2018 will mature on August 1, 2018 and the 6.50% First Mortgage Bonds, Series No. 19 due 2038 will mature on August 1, 2038. The first mortgage bonds of each series will be issued only in denominations of $2,000 and multiples of $1,000 above that amount. We may redeem the first mortgage bonds at any time, in whole or in part, at a "make whole" redemption price as described in this prospectus supplement.

        The first mortgage bonds will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for the first mortgage bonds. Please read the information provided under the caption "Supplemental Description of the First Mortgage Bonds" in this prospectus supplement and "Description of the First Mortgage Bonds" in the accompanying prospectus for a more detailed description of the first mortgage bonds.

        The first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other first mortgage bonds from time to time outstanding.

        Investing in the first mortgage bonds involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds to Us(2)
Per 5.80% First Mortgage Bond, Series No. 18 due 2018	99.853%	0.650%	99.203%
Total	$299,559,000	$1,950,000	$297,609,000
Per 6.50% First Mortgage Bond, Series No. 19 due 2038	99.598%	0.875%	98.723%
Total	$298,794,000	$2,625,000	$296,169,000

(1)
Plus accrued interest, if any, from August 13, 2008.

(2)
Before deduction of expenses payable by us estimated at approximately $1,140,000.

        The underwriters are offering the first mortgage bonds subject to various conditions. We expect that delivery of the first mortgage bonds will be made to purchasers through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank N.V./S.A., on or about August 13, 2008.

Joint Book-Running Managers

Goldman, Sachs & Co.	Lehman Brothers

Co-Managers

BMO Capital Markets	Mitsubishi UFJ Securities	Scotia Capital

August 6, 2008

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the first mortgage bonds we are offering in this prospectus supplement. The second part, the base shelf prospectus, gives more general information, some of which may not apply to the first mortgage bonds we are offering by this prospectus supplement. The accompanying base shelf prospectus dated August 6, 2008 is referred to as the "accompanying prospectus" in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we provide to you. We have not authorized anyone to provide you with different information and, if given, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

        If the description of the first mortgage bonds varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        It is expected that delivery of the first mortgage bonds will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof (such settlement cycle being referred to as "T+5"). You should be advised that trading of the first mortgage bonds may be affected by the T+5 settlement. See "Underwriting."

Prospectus Supplement

Prospectus

i

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute "forward-looking statements." These statements are based on management's beliefs as well as assumptions and information currently available to management. When used in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference, the words "anticipate," "believe," "estimate," "expect," "intend," "may," "objective," "outlook," "plan," "projected," "possible," "potential," "should" and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

  •
  economic conditions, including their impact on capital expenditures and our ability to obtain financing on favorable terms, inflation rates and monetary fluctuations;

  •
  business conditions in the energy business;

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  trade, monetary, fiscal, taxation and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest;

  •
  customer business conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

  •
  financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission ("SEC"), the Federal Energy Regulatory Commission ("FERC") and similar entities with regulatory oversight;

  •
  availability or cost of capital such as changes in: interest rates; market perceptions of the utility industry, us, our parent company, Xcel Energy Inc. ("Xcel Energy"), or any of its other subsidiaries; or security ratings;

  •
  factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel or natural gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline constraints;

  •
  employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees or work stoppages;

  •
  increased competition in the utility industry;

  •
  state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas markets; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

  •
  rate-setting policies or procedures of regulatory entities, including environmental externalities, which are values established by regulators assigning environmental costs to each method of electricity generation when evaluating generation resource options;

  •
  social attitudes regarding the utility and power industries;

  •
  cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

  •
  significant slowdown in growth or decline in the U.S. economy, delay in growth or recovery of the U.S. economy or increased cost for insurance premiums, security and other items;

  •
  risks associated with implementation of new technologies; and

  •
  other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

        You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties associated with forward-looking statements are discussed in detail under "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008, and other documents on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents as described in the accompanying prospectus under the caption "Where You Can Find More Information."

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

 PROSPECTUS SUPPLEMENT SUMMARY

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the first mortgage bonds. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under "Where You Can Find More Information" in the accompanying prospectus. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the "Company," "we," "us" and "our" refer to Public Service Company of Colorado, a Colorado corporation.

The Company

        We were incorporated in 1924 under the laws of the State of Colorado. We are an operating utility engaged primarily in the generation, purchase, transmission, distribution and sale of electricity in Colorado. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned natural gas. At December 31, 2007, we provided electric utility and natural gas utility service to approximately 1.3 million customers.

        We own the following direct subsidiaries: 1480 Welton, Inc., which owns certain of our real estate interests; and Green and Clear Lakes Company, which owns water rights. We also owned PSR Investments, Inc., which held certain former employees' life insurance policies. Following settlement with the Internal Revenue Service during 2007, such policies were terminated. We also hold controlling interests in several other relatively small ditch and water companies.

        We are a wholly owned subsidiary of Xcel Energy Inc., a Minnesota corporation. Xcel Energy was incorporated under the laws of the State of Minnesota in 1909. Among Xcel Energy's other subsidiaries are Northern States Power Company, a Minnesota corporation, Southwestern Public Service Company, a New Mexico corporation, and Northern States Power Company, a Wisconsin corporation. Xcel Energy is a publicly held company and files periodic reports and other documents with the SEC. All of the members of our board of directors and many of our executive officers also are executive officers of Xcel Energy.

        Our principal executive offices are located at 1225 17th Street, Denver, Colorado 80202-5533 and our telephone number is (303) 571-7511.

The Offering

        The following summary contains basic information about this offering. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including "Supplemental Description of the First Mortgage Bonds," the accompanying prospectus, including "Description of the First Mortgage Bonds," and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Public Service Company of Colorado
Securities Offered	$300,000,000 principal amount of 5.80% First Mortgage Bonds, Series No. 18 due 2018.
$300,000,000 principal amount of 6.50% First Mortgage Bonds, Series No. 19 due 2038.
Maturity	August 1, 2018 for the 5.80% First Mortgage Bonds, Series No. 18 due 2018.
August 1, 2038 for the 6.50% First Mortgage Bonds, Series No. 19 due 2038.
Interest Rate	5.80% per year for the 5.80% First Mortgage Bonds, Series No. 18 due 2018.
6.50% per year for the 6.50% First Mortgage Bonds, Series No. 19 due 2038.
Interest Payment Dates	February 1 and August 1 of each year, beginning on February 1, 2009.
Ranking

The first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other outstanding first mortgage bonds and any first mortgage bonds hereafter issued under the Indenture, dated as of October 1, 1993, as supplemented (the "Mortgage Indenture"), between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as successor trustee (the "Mortgage Trustee"). As of June 30, 2008, there were seven series of first mortgage bonds outstanding under the Mortgage Indenture in an approximate aggregate principal amount of $2.0 billion.

Collateral	Each series of first mortgage bonds is secured by a first mortgage lien on substantially all of our electric utility properties, subject to limited exceptions.
Ratings

The first mortgage bonds of each series have been assigned a rating of "A" by Standard & Poor's Ratings Services, "A3" by Moody's Investors Service, Inc. ("Moody's") and "A" by Fitch Ratings, in each case subject to final documentation. Ratings from credit rating agencies are not recommendations to buy, sell or hold the first mortgage bonds and may be subject to revision or withdrawal at any time by the applicable rating agency and should be evaluated independently of any other ratings.

Optional Redemption

We may redeem either or both series of the first mortgage bonds at any time, in whole or in part, at a "make whole" redemption price equal to the greater of (1) 100% of the principal amount of first mortgage bonds of the particular series being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the first mortgage bonds of the particular series being redeemed (excluding the portion of any such interest accrued to the date fixed for redemption), discounted to the date fixed for redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below under the caption "Supplemental Description of the First Mortgage Bonds—Optional Redemption") plus 30 basis points, in the case of the 5.80% First Mortgage Bonds, Series No. 18 due 2018, and at the Treasury Yield plus 30 basis points, in the case of the 6.50% First Mortgage Bonds, Series No. 19 due 2038, plus, in each case, accrued and unpaid interest to the date fixed for redemption. We may redeem, in whole or in part, one series of the first mortgage bonds without redeeming the other series.

Sinking Fund	None.
Use of Proceeds

We intend to add the net proceeds from the sale of the first mortgage bonds to our general funds and apply a portion of such net proceeds to fund the payment at maturity of $300 million of 4.375% first mortgage bonds due October 1, 2008. The balance of the net proceeds will be used for the repayment of short-term debt and general working capital. See "Use of Proceeds" on page S-7.

Book-Entry

The first mortgage bonds will be represented by one or more global securities registered in the name of and deposited with or on behalf of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the first mortgage bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC in the United States or Clearstream, Luxembourg or Euroclear outside the United States if they are participants in those systems, or indirectly through organizations which are participants in those systems. This means that you will not receive a certificate for your first mortgage bonds and the first mortgage bonds will not be registered in your name, except under certain limited circumstances described under the caption "Book-Entry Delivery and Settlement."

Trustee	U.S. Bank Trust National Association.
Governing Law

The Mortgage Indenture is, and the first mortgage bonds will be, governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") is applicable and except to the extent the law of any jurisdiction where property subject to the Mortgage Indenture is located mandatorily governs the perfection, priority or enforcement of the lien of the Mortgage Indenture with respect to that property.

 RISK FACTORS

        You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007 and the information under the caption "Critical Accounting Policies" in this prospectus supplement, before purchasing the first mortgage bonds offered by this prospectus supplement. Those risks and the risks set forth below are those that we consider to be the most significant to your decision whether to invest in the first mortgage bonds. If any of the events described therein or set forth below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the first mortgage bonds, and this could result in your losing all or part of your investment.

Risks Related to the First Mortgage Bonds

Any lowering of the credit ratings on the first mortgage bonds would likely reduce their value.

        As described under the caption "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007, our credit ratings could be lowered or withdrawn entirely by a rating agency in the future. Any lowering of the credit ratings on our first mortgage bonds would likely reduce the value of the first mortgage bonds offered by this prospectus supplement.

The first mortgage bonds have no prior public market, and we cannot assure you that any public market will develop or be sustained after the offering.

        Although the first mortgage bonds generally may be resold or otherwise transferred by holders who are not our affiliates, each series of first mortgage bonds will constitute a new issue of securities without an established trading market. We have been advised by the underwriters that they may make a market in both series of the first mortgage bonds, but they have no obligation to do so and may discontinue market making at any time for either or both series without providing notice. There can be no assurance that a market for either or both series of the first mortgage bonds will develop or, if it does develop, that it will continue. If an active public market does not develop, the market price and liquidity of the first mortgage bonds may be adversely affected. Furthermore, we do not intend to apply for listing of either series of the first mortgage bonds on any securities exchange or automated quotation system.

You should not rely on the interest payments from the first mortgage bonds through their maturity date—they may be redeemed at our option at any time.

        Either or both series of the first mortgage bonds may be redeemed at any time, in whole or in part, at a "make whole" redemption price described under the caption "Supplemental Description of the First Mortgage Bonds—Optional Redemption."

 USE OF PROCEEDS

        We estimate that our net proceeds from the sale of the first mortgage bonds, less underwriting discounts and estimated costs, will be approximately $592.6 million. We intend to add the net proceeds from the sale of the first mortgage bonds to our general funds and apply a portion of such net proceeds to fund the payment at maturity of $300 million of 4.375% first mortgage bonds due October 1, 2008. The balance of the net proceeds will be used for the repayment of short-term debt and general working capital. As of June 30, 2008, we had approximately $338.6 million of short-term debt outstanding, including approximately $317.6 million of commercial paper borrowings at a weighted average interest rate of 3.08% and $21.0 million of utility money pool borrowings at a weighted average interest rate of 3.06%.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2008. You should read the information in this table together with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and with the information under the caption "Selected Consolidated Financial Data" below.

	As of June 30, 2008
	(Thousands of Dollars)	% of Capitalization
	(unaudited)
Short-term debt	$317,645	5.3%
Borrowings under utility money pool arrangement	21,000	0.3
Current portion of long-term debt	301,484	5.1
Long-term debt	1,891,261	31.8

Total debt	2,531,390	42.5
Common stockholder's equity	3,423,197	57.5

Total capitalization	$5,954,587	100.0%

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data as of December 31, 2007 and 2006, and for the years ended December 31, 2007, 2006 and 2005, have been derived from our audited consolidated financial statements and the related notes. The consolidated financial data as of June 30, 2008 and 2007 and for the six months ended June 30, 2008 and 2007 have been derived from our unaudited consolidated financial statements and the related notes. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and related notes and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended June 30, 2008, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus. The historical financial information may not be indicative of our future performance.

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006	2005
	(unaudited)
	(Thousands of Dollars)
Consolidated Income Statement Data:
Operating revenues	$2,223,785	$1,999,289	$3,827,500	$3,805,829	$3,866,563
Operating expenses	1,940,842	1,717,415	3,241,122	3,346,990	3,435,431

Operating income	282,943	281,874	586,378	458,839	431,132

Other income (expense)	22,937	(740)	11,779	(11,573)	(9,229)
Interest charges and financing costs	64,359	102,717	166,906	124,107	140,246
Income taxes	80,878	78,530	134,357	81,701	70,240

Net income	$160,643	$99,887	$296,894	$241,458	$211,417

		December 31,
	June 30, 2008
		2007	2006
	(unaudited)
	(Thousands of Dollars)
Consolidated Balance Sheet Data:
Current assets	$1,003,153	$1,213,117	$1,069,707
Property, plant and equipment, net	7,250,756	7,029,155	6,478,263
Other assets	684,987	737,158	815,649

Total assets	$8,938,896	$8,979,430	$8,363,619

Current portion of long-term debt	$301,484	$301,445	$101,379
Short-term debt	317,645	271,007	372,500
Borrowings under utility money pool arrangement	21,000	—	—
Other current liabilities	673,046	815,163	714,112

Total current liabilities	1,313,175	1,387,615	1,187,991

Deferred credits and other liabilities	2,311,263	2,314,329	2,321,313
Long-term debt	1,891,261	1,891,644	1,845,278
Common stockholder's equity	3,423,197	3,385,842	3,009,037

Total liabilities and equity	$8,938,896	$8,979,430	$8,363,619

 CRITICAL ACCOUNTING POLICIES

        You should consider the financial data and other information contained in our audited and unaudited consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, before making a decision to purchase the first mortgage bonds.

        Preparation of the consolidated financial statements and related disclosures in compliance with generally accepted accounting principles requires the application of accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments could materially impact the consolidated financial statements and disclosures, based on varying assumptions. In addition, the financial and operating environment also may have a significant effect on the operation of the business and on the results reported even if the nature of the accounting policies applied have not changed. The accounting policies described below are the most critical to the portrayal of our financial condition and results, and require management's most difficult, subjective or complex judgments. Each of these has a higher potential likelihood of resulting in materially different reported amounts under different conditions or using different assumptions. Each critical accounting policy has been discussed with the audit committee of Xcel Energy's board of directors.

Regulatory Accounting

        We are a rate-regulated entity that is subject to the Financial Accounting Standards Board's, or FASB, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). SFAS No. 71 provides that rate-regulated entities account for and report assets and liabilities consistent with the recovery of those incurred costs in rates, if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it probable that such rates could be charged and collected. Our rates are derived through the ratemaking process, which results in the recording of regulatory assets and liabilities based on the probability of current and future cash flows. Regulatory assets represent incurred or accrued costs that have been deferred because they are probable of future recovery from customers. Regulatory liabilities represent incurred or accrued credits that have been deferred because they will be returned to customers in future rates. In other businesses or industries, regulatory assets would be charged to expense and regulatory liabilities would be recorded as income. As of December 31, 2007 and 2006, we have recorded regulatory assets of approximately $540.0 million and $589.0 million, respectively, and regulatory liabilities of approximately $516.4 million and $470.3 million, respectively. We are subject to regulation that varies from jurisdiction to jurisdiction. If future recovery of costs, in any such jurisdiction, ceases to be probable, we would be required to charge these assets to current earnings. However, there are no current or expected proposals or changes in the regulatory environment that impact the probability of future recovery of these assets. In addition, deregulation would be a change that occurs over time, due to legal processes and procedures, which could moderate the impact on our consolidated financial statements.

Income Tax Accruals

        Judgment, uncertainty and estimates are a significant aspect of the income tax accrual process that accounts for the effects of current and deferred income taxes. Uncertainty associated with the application of tax statutes and regulations and the outcomes of tax audits and appeals require that judgment and estimates be made in the accrual process and in the calculation of effective tax rates.

        Effective tax rates are also highly impacted by assumptions. Effective tax rate calculations are revised every quarter based on best available year-end tax assumptions, such as income levels, deductions and credits, by legal entity; adjusted in the following year after returns are filed, with the tax accrual estimates being trued-up to the actual amounts claimed on the tax returns; and further adjusted after examinations by taxing authorities have been completed.

        In accordance with the interim reporting rules under Accounting Principles Board Opinion No. 28, "Interim Financial Reporting" ("APB 28"), a tax expense or benefit is recorded every quarter to eliminate the difference in continuing operations tax expense computed based on the actual year-to-date effective tax rates and the forecasted annual effective tax rates.

        FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" ("FIN 48"), has impacted the income tax accrual process in that the new accounting rule requires that only tax benefits that meet the "more likely than not" recognition threshold can be recognized or continue to be recognized. The change in the unrecognized tax benefits needs to be reasonably estimated based on evaluation of the nature of uncertainty, the nature of the event that could cause the change and an estimate of range of reasonably possible changes. At any period end, and as new developments occur, management will use prudent business judgment to unrecognize appropriate amounts of tax benefits. Unrecognized tax benefits can be recognized as issues are favorably resolved and loss exposures decline. As required, we adopted FIN 48 as of January 1, 2007, and the initial derecognition amounts were reported as a cumulative effect of a change in accounting principle. The cumulative effect of the change, which was reported as an adjustment to the beginning balance of retained earnings, was not material.

        As disputes with the Internal Revenue Service and state tax authorities are resolved over time, we may need to adjust our unrecognized tax benefits and interest accruals to the updated estimates needed to satisfy tax and interest obligations for the related issues. These adjustments may be favorable or unfavorable, increasing or decreasing earnings.

Employee Benefits

        Xcel Energy offers various benefit plans to benefit employees, including ours. Xcel Energy's pension costs are based on an actuarial calculation that includes a number of key assumptions, most notably the annual return level that pension investment assets will earn in the future and the interest rate used to discount future pension benefit payments to a present value obligation for financial reporting. In addition, the actuarial calculation uses an asset-smoothing methodology to reduce the volatility of varying investment performance over time. A portion of Xcel Energy's pension costs are allocated to its operating subsidiaries, including us.

        Pension costs have been increasing in recent years, but are expected to decrease over the next several years, due to higher-than-expected investment returns experienced in recent years, as well as voluntary company contributions. While Xcel Energy's investment returns exceeded the assumed level of 8.75% in 2006 and 2005 and 9.00% in 2004, investment returns in 2007, 2003 and 2002 were below the assumed level of 8.75%, 9.25% and 9.50%, respectively, and discount rates have increased to 6.00% used in 2007. Xcel Energy continually reviews its pension assumptions and, in 2008, expects to maintain the investment return assumption at 8.75% and to increase the discount rate assumption to 6.25%.

        The investment gains or losses resulting from the difference between the expected pension returns assumed on asset levels and actual returns earned are deferred in the year the difference arises and recognized over the subsequent five-year period. This gain or loss recognition occurs by using a five-year, moving-average value of pension assets to measure expected asset returns in the cost-determination process, and by amortizing deferred investment gains or losses over the subsequent five-year period. Based on current assumptions and the recognition of past investment gains and losses over the next five years, Xcel Energy currently projects that the pension costs recognized for financial reporting purposes in continuing operations will decrease from an expense of $11.4 million in 2007 to income of $6.0 million in 2008 and income of $8.4 million in 2009, of which $10.7 million in 2008 and $7.6 million in 2009 will be allocated to us.

        Xcel Energy bases its discount rate assumption on benchmark interest rates from Moody's. At December 31, 2007, the annualized Moody's Baa index rate was 6.56%, and the Aaa index rate was 5.41%. Accordingly, Xcel Energy increased the discount rate to 6.25% as of December 31, 2007. This rate was used to value the actuarial benefit obligations at that date, and will be used in 2008 pension cost determinations. At December 31, 2006, the annualized Moody's Baa index rate was 6.35%, and the Aaa index rate was 5.46%. The corresponding pension discount rate was 6.00%.

        The Pension Protection Act changed the minimum funding requirements for defined benefit pension plans beginning in 2008. Xcel Energy projects that no cash funding would be required for 2008. However, Xcel Energy expects to make voluntary contributions in 2008 to maintain a level of funded status that allows for future funding flexibility and reduces cash flow volatility under the Pension Protection Act. These amounts are estimates and may change based on actual market performance, changes in interest rates and any changes in governmental regulations. Therefore, additional contributions could be required in the future. However, all pension costs are expected to be recoverable in rates.

        If Xcel Energy were to use alternative assumptions for pension cost determinations, a 1% change would result in the following impact on the estimates recognized by us:

	Pension Costs
	+1%	-1%
	(Millions of Dollars)
Effect on December 31, 2007 Benefit Obligations:
Rate of Return	$(19.8)	$19.8
Discount Rate	(4.9)	6.8

        Effective December 31, 2007, Xcel Energy reduced its initial medical trend assumption from 9.0% to 8.0%. The ultimate trend assumption remained unchanged at 5.0%. The period until the ultimate rate is reached is six years. Xcel Energy bases its medical trend assumption on the long-term cost inflation expected in the health care market, considering the levels projected and recommended by industry experts, as well as recent actual medical cost increases experienced by Xcel Energy's retiree medical plan.

        We continually make judgments and estimates related to these critical accounting policy areas, based on an evaluation of the varying assumptions and uncertainties for each area. The information and assumptions underlying many of these judgments and estimates will be affected by events beyond our control, or otherwise change over time. This may require adjustments to recorded results to better reflect the events and updated information that becomes available. The consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007 reflect management's best estimates and judgments of the impact of these factors as of December 31, 2007.

        These policies are further discussed in the "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007.

 LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006
	(Thousands of Dollars)		(Thousands of Dollars)
Net cash provided by operating activities	$288,033	$422,866	$677,401	$582,541

        Net cash provided by operating activities decreased by $134.8 million, or 31.9%, for the first six months of 2008 compared with the first six months of 2007. This decrease was primarily due to changes in working capital, including the collection of recoverable purchased natural gas and electric energy costs, partially offset by the timing of unbilled revenues. Net cash provided by operating activities increased by $94.9 million, or 16.3%, for the year ended December 31, 2007 compared with the year ended December 31, 2006. This increase was primarily due to the timing of working capital activity, particularly the timing of cash expenditures for accounts payable, partially offset by the collection of accounts receivable and unbilled revenue.

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006
	(Thousands of Dollars)		(Thousands of Dollars)
Net cash used in investing activities	$(235,315)	$(332,510)	$(897,666)	$(525,401)

        Net cash used in investing activities decreased by $97.2 million, or 29.2%, for the first six months of 2008 compared with the first six months of 2007. This decrease was primarily due to the repayments from the utility money pool. Net cash used in investing activities increased by $372.3 million, or 70.9%, for the year ended December 31, 2007 compared with the year ended December 31, 2006. This increase was primarily due to increased capital expenditures resulting from, among other things, system expansion and investments in the money pool.

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006
	(Thousands of Dollars)		(Thousands of Dollars)
Net cash provided by (used in) financing activities	$(56,502)	$(89,657)	$224,904	$(57,791)

        Net cash used in financing activities decreased by $33.2 million, or 37.0%, for the first six months of 2008 compared with the first six months of 2007. This decrease was primarily due to proceeds from, versus repayments on, short-term borrowings and a decrease in repayments of long-term debt, partially offset by lower capital contributions in 2008 than in 2007. Net cash used in financing activities decreased by $282.7 million for the year ended December 31, 2007 compared with the year ended December 31, 2006. This decrease was primarily due to proceeds from the issuance of long-term debt, partially offset by repayments of short-term borrowings.

Capital Requirements

         Capital Expenditures.    The estimated cost, as of December 31, 2007, of our capital expenditure programs and other capital requirements for the years 2008, 2009 and 2010 are shown in the table below.

	2008	2009	2010
	(Millions of Dollars)
Total capital expenditures	$825	$505	$530
Debt maturities and interest payments	434	318	110

Total capital requirements	$1,259	$823	$640

        Our capital expenditure programs are subject to continuing review and modification. Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, regulatory decisions, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting our long-term energy needs. In addition, our need to comply with future requirements to install emission-control equipment, and merger, acquisition and divestiture opportunities to support corporate strategies may impact actual capital requirements.

         Contractual Obligations and Other Commitments.    We have a variety of contractual obligations and other commercial commitments that represent prospective requirements in addition to our capital expenditure programs. The following is a summarized table of contractual obligations as of December 31, 2007.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
	(Thousands of Dollars)
Long-term debt principal and interest payments	$3,383,256	$434,323	$428,421	$808,505	$1,712,007
Capital lease obligations	85,950	6,139	11,794	11,138	56,879
Operating leases(1)(2)	688,345	54,233	103,204	73,148	457,760
Unconditional purchase obligations(3)	5,751,778	1,305,644	1,493,678	968,436	1,984,020
Other long-term obligations	9,950	6,524	3,426	—	—
Payments to vendors in process	68,328	68,328	—	—	—
Short-term debt	271,007	271,007	—	—	—

Total contractual cash obligations(4)	$10,258,614	$2,146,198	$2,040,523	$1,861,227	$4,210,666

(1)
Under some leases, including most of our railcar, vehicle and equipment and aircraft leases, we must sell or purchase the property that we lease if we choose to terminate before the scheduled lease expiration date. As of December 31, 2007, the amount that we would have to pay if we chose to terminate these leases was approximately $93.3 million. In addition, at the end of the equipment leases' terms, each lease must be extended, equipment must be purchased for the greater of the fair value or unamortized value or equipment must be sold to a third party with us making up any deficiency between the sales price and the unamortized value.

(2)
Included in operating lease payments are $45.0 million, $87.0 million, $57.8 million and $431.2 million for less than one year, one to three years, four to five years and after five years, respectively, pertaining to a power purchase agreement that was accounted for as an operating lease in accordance with Emerging Issues Task Force 01-8, "Determining Whether an Arrangement Contains a Lease." These payments relate to a Colorado electric generating facility that became operational in May 2007.

(3)
We have contracts providing for the purchase and delivery of a significant portion of our current coal and natural gas requirements. We have entered into agreements with utilities and other energy suppliers for purchased power to meet system load and energy requirements, replace generation from company-owned units under maintenance and during outages, and meet operating reserve obligations. Certain contractual purchase obligations are adjusted based on indices. The effects of price changes are mitigated, however, through cost-of-energy adjustment mechanisms.

(4)
We also have outstanding authority under contracts and blanket purchase orders to purchase up to approximately $178.0 million of goods and services through the year 2050, in addition to the amounts disclosed in this table and in the forecasted capital expenditures.

Dividend Policy

        Historically, we have paid quarterly dividends to Xcel Energy. In 2006, 2007 and the first six months of 2008, we paid dividends to Xcel Energy of $195.6 million, $263.9 million and $136.6 million, respectively. The payment of dividends is subject to the FERC's jurisdiction under the Federal Power Act, which prohibits the payment of dividends out of capital accounts; payment of dividends is allowed out of retained earnings only.

Capital Sources

        We expect to meet future financing requirements by periodically issuing long-term debt and short-term debt and by receiving equity contributions from Xcel Energy to maintain desired capitalization ratios. To the extent Xcel Energy experiences constraints on available capital sources, it may limit its equity contributions to us.

        We have a $700 million revolving credit facility that expires in December 2011. Borrowings under that credit facility are classified as a long-term liability on the consolidated balance sheet. The credit facility serves as a back-up for our commercial paper and letters of credit. After considering outstanding commercial paper and letters of credit, as of June 30, 2008, we had approximately $377.5 million available under this revolving credit facility.

Short-Term Funding Sources

        Historically, we have used a number of sources to fulfill short-term funding needs, including operating cash flow, notes payable, commercial paper, utility money pool borrowings and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility construction expenditures and working capital as discussed previously under "—Capital Requirements."

        Operating cash flow as a source of short-term funding is affected by such operating factors as weather; regulatory requirements, including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices; and supply and operational uncertainties, all of which are difficult to predict.

        Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on financial performance and existing debt levels. If current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by current operating performance, access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review our and Xcel Energy's operations on an ongoing basis.

        Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under the caption "Risk Factors," our credit ratings could be further lowered or withdrawn in the future.

        As of June 30, 2008, we had cash and cash equivalents of approximately $3.9 million.

 SUPPLEMENTAL DESCRIPTION OF THE FIRST MORTGAGE BONDS

        Please read the following information concerning the first mortgage bonds offered hereby in conjunction with the statements under "Description of the First Mortgage Bonds" in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Mortgage Indenture, as supplemented by the Supplemental Indenture dated as of August 1, 2008, relating to the first mortgage bonds offered by this prospectus supplement. The Mortgage Indenture, as supplemented, is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the first mortgage bonds are being offered and sold. As of June 30, 2008, there were seven series of first mortgage bonds outstanding under the Mortgage Indenture in an approximate aggregate principal amount of $2.0 billion.

General

        We will offer $300 million amount of 5.80% First Mortgage Bonds, Series No. 18 due 2018 as a series of first mortgage bonds under the Mortgage Indenture, as supplemented. The entire principal amount of the 5.80% First Mortgage Bonds, Series No. 18 due 2018 will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 1, 2018.

        We will offer $300 million amount of 6.50% First Mortgage Bonds, Series No. 19 due 2038 as a series of first mortgage bonds under the Mortgage Indenture, as supplemented. The entire principal amount of the 6.50% First Mortgage Bonds, Series No. 19 due 2038 will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 1, 2038.

Interest Payments

        Each first mortgage bond will bear interest at the respective annual rate set forth on the cover page of this prospectus supplement for the applicable series from August 13, 2008, payable semiannually on February 1 and August 1, beginning February 1, 2009, to the person in whose name the first mortgage bond is registered at the close of business on the January 15 or July 15 immediately preceding such February 1 or August 1. Interest at maturity will be paid to the person to whom principal is paid. So long as the first mortgage bonds are in book-entry only form, we will wire any payments of principal, interest and premium to DTC (as defined below under the caption "Book-Entry Delivery and Settlement"), as depository, or its nominee. See "Book-Entry Delivery and Settlement" for a discussion of the procedures for payment to the beneficial owners of the first mortgage bonds. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months based on the actual number of days elapsed. In the event that any date on which interest is payable on the first mortgage bonds is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. The term "business day" means any day, other than a Saturday or Sunday, that is not a day on which the offices of the Mortgage Trustee in the City of New York, New York are generally authorized or required by law or executive order to remain closed.

Reopening of Series

        We may, from time to time, without the consent of the holders of the applicable series of the first mortgage bonds offered by this prospectus supplement, reopen either or both series of the first mortgage bonds and issue additional first mortgage bonds of the applicable series with the same terms (including maturity and interest payment terms), except for the public offering price and issue date, as the first mortgage bonds offered by this prospectus supplement. Any such additional first mortgage bonds, together with the first mortgage bonds of the applicable series offered by this prospectus supplement, will constitute a single series under the Mortgage Indenture.

Optional Redemption

        We may redeem either or both series of the first mortgage bonds at any time, in whole or in part, at a "make whole" redemption price equal to the greater of (1) 100% of the principal amount of first mortgage bonds of the particular series being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the first mortgage bonds of the particular series being redeemed (excluding the portion of any such interest accrued to the date fixed for redemption), discounted to the date fixed for redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 30 basis points, in the case of the 5.80% First Mortgage Bonds, Series No. 18 due 2018, and at the Treasury Yield plus 30 basis points, in the case of the 6.50% First Mortgage Bonds, Series No. 19 due 2038, plus, in each case, accrued and unpaid interest to the date fixed for redemption. We may redeem, in whole or in part, one series of the first mortgage bonds without redeeming the other series.

        "Treasury Yield" means, for any date fixed for redemption, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Yield will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date fixed for redemption. The Treasury Yield will be calculated on the third business day preceding the date fixed for redemption.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of first mortgage bonds being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of first mortgage bonds being redeemed.

        "Comparable Treasury Price" means (1) the average of the Reference Treasury Dealer Quotations for the date fixed for redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations for the date fixed for redemption, or (2) if the Mortgage Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all of the Reference Treasury Dealer Quotations.

        "Independent Investment Banker" means Goldman, Sachs & Co. or Lehman Brothers Inc. or their respective successors or, if such firms or successors are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Mortgage Trustee after consultation with us.

        "Reference Treasury Dealer" means (1) each of Goldman, Sachs & Co. and Lehman Brothers Inc. and any other primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer") designated by, and not affiliated with, Goldman, Sachs & Co. or Lehman Brothers Inc. or their respective successors, provided, however, that if Goldman, Sachs & Co. or Lehman Brothers Inc. or any of their respective designees ceases to be a Primary Treasury Dealer, we will appoint another

Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by us after consultation with an Independent Investment Banker.

        "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third business day preceding the date fixed for redemption.

        To exercise our option to redeem any of the first mortgage bonds of either or both series, we will mail a notice of redemption at least 30 days but not more than 60 days prior to the date fixed for redemption to the holders of the first mortgage bonds to be redeemed (which, as long as the first mortgage bonds are held in the book-entry only system, will be DTC, its nominee or a successor depository). If we elect to redeem fewer than all the first mortgage bonds of a particular series, the Mortgage Trustee will select in a manner as it deems fair and appropriate the particular first mortgage bonds or portions of them to be redeemed.

        Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the first mortgage bonds and that if the money has not been so received, the notice will be of no force and effect and we will not be required to redeem the first mortgage bonds. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the first mortgage bonds or the portions of them so called for redemption will cease to accrue.

Sinking Fund

        Neither series of the first mortgage bonds provides for any sinking fund.

Form and Denomination

        Each series of the first mortgage bonds will be issued as one or more global securities in the name of DTC or a nominee of DTC and will be available only in book-entry form. See "Book-Entry Delivery and Settlement." The first mortgage bonds of each series will be issued only in denominations of $2,000 and multiples of $1,000 above that amount.

Events of Default

        See "Description of the First Mortgage Bonds—Events of Default" in the accompanying prospectus.

Same-Day Settlement and Payment

        The underwriters will pay us and settle for the first mortgage bonds in immediately available funds. We will make all payments of principal and interest in immediately available funds.

        The first mortgage bonds will trade in DTC's same-day funds settlement system until maturity or until the first mortgage bonds are issued in certificated form, and secondary market trading activity in the first mortgage bonds will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the first mortgage bonds.

Governing Law

        The Mortgage Indenture is, and the first mortgage bonds will be, governed by and construed in accordance with the laws of the State of New York except to the extent the Trust Indenture Act is applicable and except to the extent the law of any jurisdiction where property subject to the Mortgage Indenture is located mandatorily governs the perfection, priority or enforcement of the lien of the Mortgage Indenture with respect to that property.

 BOOK-ENTRY DELIVERY AND SETTLEMENT

        We have obtained the information in this section concerning The Depository Trust Company ("DTC") and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        Each series of first mortgage bonds initially will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC's nominee.

        Investors may elect to hold interests in the global securities representing the first mortgage bonds through either DTC in the United States or Clearstream Banking, société anonyme ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear System"), outside the United States if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear System's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC (the "U.S. Depositaries").

        You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the first mortgage bonds, DTC or such nominee will be considered the sole owner and holder of the first mortgage bonds for all purposes of the first mortgage bonds and the Mortgage Indenture, as supplemented. Except as provided below, owners of beneficial interests in the first mortgage bonds will not be entitled to have the first mortgage bonds registered in their names, will not receive or be entitled to receive physical delivery of the first mortgage bonds in definitive form and will not be considered the owners or holders of the first mortgage bonds under the Mortgage Indenture, as supplemented, including for purposes of receiving any reports that we or the Mortgage Trustee deliver pursuant to the Mortgage Indenture, as supplemented. Accordingly, each person owning a beneficial interest in a first mortgage bond must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of first mortgage bonds.

        Unless and until we issue the first mortgage bonds in certificated form under the limited circumstances described below under the caption "—Certificated First Mortgage Bonds":

  •
  you will not be entitled to receive physical delivery of a certificate representing your interest in the first mortgage bonds;

  •
  all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

  •
  all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the first mortgage bonds, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

        DTC will act as securities depositary for the first mortgage bonds. The first mortgage bonds will be issued as fully registered securities registered in the name of Cede & Co. DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" under the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" under the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provision of Section 17A of the Securities Exchange Act of 1934, as amended.

        DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

        Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (which are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. ("FINRA"). Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the first mortgage bonds, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

        Purchases of the first mortgage bonds under DTC's system must be made by or through direct participants, which will receive a credit for the first mortgage bonds on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the first mortgage bonds are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the first mortgage bonds, except as provided below in "—Certificated First Mortgage Bonds."

        To facilitate subsequent transfers, all first mortgage bonds deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of first mortgage bonds with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the first mortgage bonds. DTC's records reflect only the identity of the direct participants to whose accounts such first mortgage bonds are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

        Under the book-entry format, we will pay interest and principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

        DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the first mortgage bonds. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to first mortgage bonds on your behalf. We and the Mortgage Trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the first mortgage bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Mortgage Trustee will not recognize you as a holder of any first mortgage bonds under the Mortgage Indenture, as supplemented, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a first mortgage bond if one or more of the direct participants to whom the first mortgage bond is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge first mortgage bonds to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your first mortgage bonds.

Certificated First Mortgage Bonds

        Unless and until they are exchanged, in whole or in part, for first mortgage bonds in definitive form in accordance with the terms of the first mortgage bonds, the first mortgage bonds may not be transferred or exchanged, nor may any purported transfer be registered, except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or nominee of DTC to a successor of DTC or a nominee of such successor.

        We will issue first mortgage bonds to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

  •
  DTC, or any successor securities depositary, notifies the Mortgage Trustee and us in writing that it is no longer willing or able to continue to act as securities depositary with respect to such first mortgage bonds or it has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and the Mortgage Trustee shall not have been notified by us within 90 days of the identity of a successor securities depositary with respect to such first mortgage bonds; or

  •
  we deliver to the Mortgage Trustee an order to the effect that such first mortgage bonds shall be exchangeable on and after a specified date; or

  •
  (i) an event of default has occurred and is continuing under the Mortgage Indenture, (ii) the Mortgage Trustee has been given notice of such event of default and (iii) an opinion of counsel has been delivered to the Mortgage Trustee and us to the effect that the interests of the beneficial owners of the first mortgage bonds will be materially impaired unless such owners are issued certificated forms of the first mortgage bonds.

        If any of the above events occurs, DTC is required to notify all direct participants that first mortgage bonds in fully certificated registered form are available through DTC. DTC will then surrender the global securities representing the first mortgage bonds along with instructions for re-registration. Neither we nor the Mortgage Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the first mortgage bonds. We and the Mortgage Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated first mortgage bonds to be issued. The Mortgage Trustee will re-issue the first mortgage bonds in fully certificated registered form and will recognize the registered holders of the certificated first mortgage bonds as holders under the Mortgage Indenture, as supplemented.

Global Clearance and Settlement Procedures

        Initial settlement for the first mortgage bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear System Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear System Participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear System Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of first mortgage bonds received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such first mortgage bonds settled during such processing will be reported to the relevant Euroclear System Participant or Clearstream, Luxembourg Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the first mortgage bonds by or through a Clearstream System Participant or a Euroclear, Luxembourg Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of first mortgage bonds among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the first mortgage bonds. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all subject to change or differing interpretations, possibly with retroactive effect. We have not requested a ruling from the Internal Revenue Service (the "IRS") on the tax consequences of owning the first mortgage bonds. As a result, the IRS could disagree with portions of this discussion.

        This summary discusses only the tax consequences to beneficial owners that purchase the first mortgage bonds upon their initial issuance at the initial offering price and that will hold the first mortgage bonds as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, it does not address all of the tax considerations that may be applicable to beneficial owners in light of their particular circumstances or to beneficial owners that may be subject to special tax rules, such as, for example:

  •
  beneficial owners subject to the alternative minimum tax;

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt organizations;

  •
  dealers in securities, currencies or commodities;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons that will own the first mortgage bonds as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

  •
  persons who are subject to Code provisions applicable to certain U.S. expatriates;

  •
  persons deemed to sell the first mortgage bonds under the constructive sale provisions of the Code; or

  •
  partnerships or other pass-through entities.

        This summary of certain U.S. federal income tax considerations is for general information only. Prospective investors are urged to consult with their own tax advisors about the application of the U.S. federal tax laws to their particular situations as well as any tax considerations under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

        As used in this summary, a "U.S. Holder" means a beneficial owner of a first mortgage bond that is:

  •
  a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        As used in this summary, the term "Non-U.S. Holder" means a beneficial owner of a first mortgage bond that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

        If a partnership owns first mortgage bonds, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership owning our first mortgage bonds, you are urged to consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the first mortgage bonds.

Tax Consequences to U.S. Holders

        This subsection describes material U.S. federal income tax consequences to a U.S. Holder. If you are not a U.S. Holder, this subsection does not apply to you and you should refer to the information under the caption "—Tax Consequences to Non-U.S. Holders" below.

         Interest.    Stated interest on the first mortgage bonds will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for U.S. federal income tax purposes.

         Sale or Other Disposition of First Mortgage Bonds.    Upon the sale, exchange, redemption or other taxable disposition of a first mortgage bond, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition and the holder's adjusted tax basis in the first mortgage bond. The amount realized excludes any amount attributable to accrued but unpaid interest not previously included in income, which is includible in income as ordinary income in accordance with the U.S. Holder's method of tax accounting. A U.S. Holder's adjusted tax basis in a first mortgage bond generally will equal the cost of the first mortgage bond to the holder. Any gain or loss recognized on the disposition of a first mortgage bond generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the first mortgage bond is more than one year. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The maximum current rate for long term capital gains for individuals is 15%. The deductibility of capital losses by U.S. Holders is subject to limitations.

         Backup Withholding and Information Reporting.    You may be subject to a backup withholding tax (at a current rate of 28%) and to information reporting when you receive interest payments on the first mortgage bonds or proceeds upon the sale or other taxable disposition of a first mortgage bond. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the backup withholding tax will generally not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless (1) the IRS notifies us or our agent that the TIN you provided is incorrect, (2) you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or (3) you fail to certify under penalties of perjury that you are not subject to backup withholding. If the backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability as long as you provide certain information to the IRS.

Tax Consequences to Non-U.S. Holders

        This subsection describes certain U.S. federal income tax consequences to a Non-U.S. Holder. If you are not a Non-U.S. Holder, this subsection does not apply to you and you should refer to the information under the caption "—Tax Consequences to U.S. Holders" above.

         Payments of Interest.    Subject to the discussion below concerning backup withholding, payments of interest on the first mortgage bonds by us or any paying agent to any Non-U.S. Holder generally will not be subject to U.S. federal income tax or a 30% (or a lower treaty rate) withholding tax provided that (1) the interest is not effectively connected with the conduct by the holder of a trade or business in the United States, (2) the holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote, (3) the holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us through stock ownership, (4) the holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and (5) the certification requirements required to claim the portfolio interest exemption set forth in Section 871(h) or Section 881(c) of the Code have been fulfilled with respect to the beneficial owner. Generally, to satisfy the certification requirements set forth in Section 871(h) or Section 881(c) of the Code, the beneficial owner of a first mortgage bond, or a financial institution holding the first mortgage bond on behalf of the beneficial owner, must provide the paying agent with a statement to the effect that the beneficial owner is not a U.S. Holder. Currently, these requirements will be met if (1) the beneficial owner provides its name and address and certifies on IRS Form W-8BEN (or other applicable form), under penalties of perjury, that it is not a United States person, or (2) a financial institution holding the first mortgage bond on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the paying agent with a copy. If first mortgage bonds are held by a foreign partnership or a foreign intermediary, special certification requirements apply. If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (2) IRS Form W-8ECI (as described below).

         Sale or Other Disposition of the First Mortgage Bonds.    Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, retirement or other disposition of a first mortgage bond unless (1) the gain is effectively connected with the conduct by the holder of a trade or business in the United States, or (2) in the case of a Non-U.S. Holder who is an individual, the individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

         Effectively Connected Income.    If a Non-U.S. Holder is engaged in a trade or business in the United States and its investment in a first mortgage bond is effectively connected with that trade or business, the Non-U.S. Holder, although exempt from the 30% withholding tax (provided a required certification, generally on IRS Form W-8ECI, is made), will generally be subject to regular U.S. federal income tax on any interest and gain with respect to the first mortgage bonds in the same manner as if it were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year (subject to adjustments). For this purpose, interest and gain on a first mortgage bond will be included in the foreign corporation's earnings and profits.

         Backup Withholding and Information Reporting.    We will, where required, report to you and to the IRS the amount of any interest paid to you and the amount of tax withheld (if any) with respect to you. In addition, if a first mortgage bond is held by a Non-U.S. Holder through a United States, or United States related, broker or financial institution, backup withholding (at a current rate of 28%) and information reporting may apply if the Non-U.S. Holder fails to provide evidence of its non-U.S. status. Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations and the availability of, and procedure for obtaining, an exemption, if available.

 UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below (for whom Goldman, Sachs & Co. and Lehman Brothers Inc. are acting as representatives), and each of the underwriters has severally agreed to purchase, the respective principal amounts of first mortgage bonds set forth opposite its name below:

Underwriters	Principal Amount of 5.80% First Mortgage Bonds, Series No. 18 due 2018	Principal Amount of 6.50% First Mortgage Bonds, Series No. 19 due 2038
Goldman, Sachs & Co.	$105,000,000	$105,000,000
Lehman Brothers Inc.	105,000,000	105,000,000
BMO Capital Markets Corp.	45,000,000	45,000,000
Mitsubishi UFJ Securities International plc	22,500,000	22,500,000
Scotia Capital (USA) Inc.	22,500,000	22,500,000

Total	$300,000,000	$300,000,000

        The underwriters have agreed to purchase all of the first mortgage bonds sold under the underwriting agreement if any of these first mortgage bonds are purchased. The underwriting agreement provides that the obligations of the several underwriters to purchase the first mortgage bonds offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters have advised us that they propose to offer each series of the first mortgage bonds offered by this prospectus supplement to the public at the initial public offering price set forth on the cover of this prospectus supplement for the applicable series and may offer the first mortgage bonds to certain securities dealers at such price less a concession not in excess of 0.4000% of the principal amount of the first mortgage bonds, in the case of the 5.80% First Mortgage Bonds, Series No. 18 due 2018, and 0.5250% of the principal amount of the first mortgage bonds, in the case of the 6.50% First Mortgage Bonds, Series No. 19 due 2038. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.2000% of the principal amount of the first mortgage bonds, in the case of the 5.80% First Mortgage Bonds, Series No. 18 due 2018, and 0.2625% of the principal amount of the first mortgage bonds, in the case of the 6.50% First Mortgage Bonds, Series No. 19 due 2038, on sales to certain other brokers and dealers. After the initial offering of the first mortgage bonds, the underwriters may change the offering price and the other selling terms. The offering of the first mortgage bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of first mortgage bonds (expressed as a percentage of the principal amount of the applicable series of first mortgage bonds):

Paid by the Company
Per 5.80% First Mortgage Bond, Series No. 18 due 2018	0.650%
Per 6.50% First Mortgage Bond, Series No. 19 due 2038	0.875%

        We estimate that our share of the total expenses of this offering, excluding discounts and commissions, will be approximately $1,140,000.

        The first mortgage bonds are a new issue of securities with no established trading market. The underwriters have informed us that they may make a market in both series of the first mortgage bonds from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for either or both series of the first mortgage bonds at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the first mortgage bonds or that an active market for the first mortgage bonds will develop. We do not intend to apply for listing of either series of the first mortgage bonds on any securities exchange or automated quotation system.

        In connection with the offering of the first mortgage bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the first mortgage bonds. Specifically, the underwriters may sell a greater number of first mortgage bonds than they are required to purchase in connection with the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, first mortgage bonds in the open market to cover syndicate short positions or to stabilize the price of the first mortgage bonds. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the first mortgage bonds in the offering of the first mortgage bonds, if the syndicate repurchases previously distributed first mortgage bonds in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the first mortgage bonds above independent market levels. Neither we nor any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the first mortgage bonds. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased first mortgage bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

        It is expected that delivery of the first mortgage bonds will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as "T+5"). Under Rule 15(c)6-1 under the Securities Exchange Act of l934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the first mortgage bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the first mortgage bonds initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the first mortgage bonds who wish to trade the first mortgage bonds on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

        In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with us and our affiliates, including acting as lenders under our loan facilities and those of some of our affiliates. They have received or will receive customary fees and commissions for these transactions.

        Mitsubishi UFJ Securities International plc, one of the co-managers in this offering, is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the first mortgage bonds in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

        No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the first mortgage bonds or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. Accordingly, the first mortgage bonds may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the first mortgage bonds (including this document and any amendment or supplement hereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

        Each underwriter has represented and agreed that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of first mortgage bonds to the public in that Relevant Member State prior to the publication of a prospectus in relation to the first mortgage bonds that has been approved by the competent authority in that Relevant Member state or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, other than the following:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead underwriters; and

  (d)
  in any other circumstances which do not require the publication of a prospectus pursuant to Article 3(2) of the Prospectus Directive,

provided that no such offer of first mortgage bonds requires us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the term "offer of first mortgage bonds to the public" in relation to any first mortgage bonds in any Relevant Member State means the communication in any form and by any means of sufficient information of the terms of the offer and the first mortgage bonds to be offered so as to enable an investor to decide to purchase or subscribe for first mortgage bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the term "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the "FSMA")) received by it in connection with the issue or sale of the first mortgage bonds in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the first mortgage bonds in, from or otherwise involving the United Kingdom.

PROSPECTUS

$850,000,000

PUBLIC SERVICE COMPANY OF COLORADO
1225 17th STREET
DENVER, COLORADO 80202-5533
(303) 571-7511

FIRST MORTGAGE BONDS
SENIOR DEBT SECURITIES

        We may offer, from time to time, up to $850,000,000 aggregate principal amount of our secured first mortgage bonds or unsecured senior debt securities. We may sell our first mortgage bonds or senior debt securities in one or more series (1) through underwriters or dealers, (2) through agents, or (3) directly to a limited number of institutional purchasers. See "Plan of Distribution." The particular type of security being sold as well as the amount and terms of the sale of a series of our first mortgage bonds or senior debt securities will be determined at the time of sale and described in a prospectus supplement that will accompany this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these first mortgage bonds or senior debt securities unless this prospectus is accompanied by a prospectus supplement. That prospectus supplement will describe if applicable:

  •
  the names of any underwriters, dealers or agents involved in the distribution of that series of first mortgage bonds or senior debt securities;

  •
  any applicable commissions or discounts and the net proceeds to us from that sale;

  •
  the aggregate principal amount and offering price of that series of the first mortgage bonds or senior debt securities;

  •
  the rate or rates (or method of calculation) of interest;

  •
  the time or times and place of payment of interest;

  •
  the maturity date or dates; and

  •
  any redemption terms or other specific terms of that series of first mortgage bonds or senior debt securities.

        See "Risk Factors" on page 1 of this prospectus, in the prospectus supplement and in the documents incorporated by reference in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 2008.

        As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about Public Service Company of Colorado that is contained in documents that we file with the Securities and Exchange Commission but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See "Where You Can Find More Information."

        You may also obtain copies of the incorporated documents, without charge, upon written or oral request to the Corporate Secretary, Public Service Company of Colorado, c/o Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401, (612) 330-5500.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

Risk Factors	1
Special Note Regarding Forward-Looking Statements	1
Where You Can Find More Information	1
Our Company	2
Use of Proceeds	3
Ratio of Consolidated Earnings to Consolidated Fixed Charges	3
Description of the First Mortgage Bonds	3
Description of the Senior Debt Securities	20
Book-Entry System	28
Plan of Distribution	30
Legal Opinions	30
Experts	31

 RISK FACTORS

        Investing in our securities involves risks. Before buying any securities, you should carefully consider the risks and other information we include under the heading "Risk Factors" in our Annual Report on Form 10-K and other documents incorporated by reference in this prospectus. In addition, you should consider any risks and uncertainties that we may include in the prospectus supplement relating to a specific issue of securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "should," or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks.

        You are cautioned not to rely unduly on any forward-looking statements. The risks and uncertainties associated with forward-looking statements are discussed in detail under "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007, and other documents on file with the SEC and incorporated by reference in this prospectus. You may obtain copies of these documents as described under the caption "Where You Can Find More Information."

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        We are "incorporating by reference" the documents that we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made after the date of this prospectus made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 25, 2008; and

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008 filed with the SEC on May 5, 2008 and August 1, 2008, respectively.

        In addition, we incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 made after the date of the initial registration statement and prior to the effectiveness of the registration statement.

        We are not required to, and do not, provide annual reports to holders of our first mortgage bonds or senior debt securities unless specifically requested by a holder.

        This prospectus is part of a registration statement that we have filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $850,000,000. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its Internet site.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request those documents from:

    Attn:
    Corporate Secretary
    Public Service Company of Colorado
    c/o Xcel Energy Inc.
    414 Nicollet Mall
    Minneapolis, Minnesota 55401
    (612) 330-5500

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or supplement information contained in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement together with additional information described above.

OUR COMPANY

        We were incorporated in 1924 under the laws of the State of Colorado. We are an operating utility engaged primarily in the generation, purchase, transmission, distribution and sale of electricity in Colorado. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned natural gas. At December 31, 2007, we provided electric utility and natural gas utility service to approximately 1.3 million customers.

        We own the following direct subsidiaries: 1480 Welton, Inc., which owns certain of our real estate interests; and Green and Clear Lakes Company, which owns water rights. We also owned PSR Investments, Inc., which held certain former employees' life insurance polices. Following settlement with the Internal Revenue Service during 2007, such policies were terminated. We also hold controlling interests in several other relatively small ditch and water companies.

        We are a wholly-owned subsidiary of Xcel Energy Inc. Among Xcel Energy's other subsidiaries are Northern States Power Company, a Minnesota corporation, Southwestern Public Service Company, a New Mexico corporation, and Northern States Power Company, a Wisconsin corporation. Xcel Energy is a publicly held company and files periodic reports and other documents with the SEC. All of the members of our Board of Directors and many of our executive officers also are executive officers of Xcel Energy.

        Our principal executive offices are located at 1225 17th Street, Denver, Colorado 80202-5533 and our telephone number is (303) 571-7511.

 USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement relating to the issue of a particular series of first mortgage bonds or senior debt securities, we intend to use the net proceeds from the sale of the first mortgage bonds or senior debt securities offered hereby for general corporate purposes, including capital expenditures, repayment of short-term debt and refunding of long-term debt on maturity or otherwise. Our short-term debt aggregated approximately $338.6 million as of June 30, 2008. The specific allocation of the proceeds of a particular series of the first mortgage bonds or senior debt securities will be described in the prospectus supplement relating to that series.

RATIO OF CONSOLIDATED EARNINGS TO
CONSOLIDATED FIXED CHARGES

	Six Months Ended June 30, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Ratio of consolidated earnings to consolidated fixed charges	3.7	2.4	2.2	2.1	2.1	2.2

        For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations before income taxes plus deferred income taxes and investment tax credits and plus fixed charges; and (2) fixed charges consist of interest charges, including interest on long-term debt, estimated interest within rental expense and amortization of debt discount, premium and expense, and distributions on redeemable preferred securities of subsidiary trust.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

General

        We may issue from time to time, in one or more series, the first mortgage bonds as fully registered bonds, without coupons, under an Indenture, dated as of October 1, 1993, between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association) as successor trustee. We refer to this Indenture, as supplemented and to be supplemented by various supplemental indentures, including one or more supplemental indentures relating to the first mortgage bonds being offered by this prospectus, as the Mortgage Indenture. We refer to the first mortgage bonds being offered by this prospectus and all other debt securities issued under the Mortgage Indenture as mortgage securities or mortgage bonds. References to business day(s) in this description of the first mortgage bonds means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in New York, New York (or any other city in which an office or agency is maintained for the purpose of payment of the first mortgage bonds) are generally authorized or required by law, regulation or executive order to remain closed. The information we are providing you in this prospectus concerning the mortgage bonds and the Mortgage Indenture is only a summary of the information provided in these documents. You should consult the mortgage bonds themselves, the Mortgage Indenture and other documents for more complete information on the mortgage bonds. The Mortgage Indenture is an exhibit to the registration statement and you should read it for provisions that may be important to you. In the summary below, we have included references to section numbers of the Mortgage Indenture so that you can easily locate these provisions. Capitalized terms used in the following summary have the meaning specified in the Mortgage Indenture unless otherwise defined below.

        The Mortgage Indenture does not limit the amount of debt securities that we may issue under it. However, we may issue debt securities under the Mortgage Indenture only on the basis of property additions, retired mortgage securities, cash or Class A Bonds (as discussed below). See "Issuance of

Additional Mortgage Securities" for more information about the limitations on the issuance of mortgage securities. At June 30, 2008, we had approximately $2.0 billion of our first mortgage bonds outstanding.

        Prior to October 2005, we issued mortgage securities on the basis of Class A Bonds issued under our Indenture dated as of December 1, 1939 and supplemental indentures thereto (collectively, the "1939 Indenture"). Effective October 14, 2005, we discharged the 1939 Indenture in accordance with its terms. As a result, there are no Class A Bonds currently outstanding and the Mortgage Indenture has become the first lien on our electric properties, subject to certain permitted liens, and as described in more detail below.

        The holders of outstanding first mortgage bonds do not, and, unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, the holders of any first mortgage bonds offered by this prospectus will not, have the right to require us to repurchase the first mortgage bonds if we become involved in a highly leveraged or change of control transaction. The Mortgage Indenture does not have any provision that is designed specifically in response to highly leveraged or change of control transactions. However, bondholders would have the security afforded as described below under the caption "—Security." In addition, any change in control transaction and any incurrence of substantial additional indebtedness, as first mortgage bonds or otherwise, by us in a transaction of that nature would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that these approvals would be unlikely in any transaction that would result in us, or our successor, having a highly leveraged capital structure.

        When we offer to sell a particular series of first mortgage bonds, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

  •
  the title of the series;

  •
  any limit on the aggregate principal amount of the series;

  •
  the date or dates on which we will pay the principal of that series;

  •
  the rate or rates at which that series will bear interest or the method of calculating the rate or rates;

  •
  the date or dates from which interest will accrue;

  •
  the dates on which we will pay interest and the regular record dates for the interest payment dates and the persons to whom we will pay interest if different from the person in whose name the first mortgage bonds of that series are registered on the regular record date;

  •
  any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

  •
  the denominations in which we will issue that series, if other than $1,000 and integral multiples of $1,000;

  •
  whether we will issue that series in whole or in part in book-entry form; and

  •
  any other terms of that series of first mortgage bonds, including, if applicable, any consents to modifications or waivers of covenants contained in the Mortgage Indenture or any Class A Mortgage (as discussed below).

Payment of First Mortgage Bonds; Transfers; Exchanges

        Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, we will pay interest, if any, on each first mortgage bond payable on each interest payment date to the person in whose name the first mortgage bond is registered as of the close of business on the regular record date relating to that interest payment date. We will pay interest payable at maturity (whether at stated maturity, upon redemption or otherwise) to the person to whom principal is paid at maturity. If we fail to pay interest on any first mortgage bond when due, we will pay the defaulted interest to the holder of the first mortgage bond as of the close of business on a date selected by the Mortgage Indenture trustee which is not more than 30 days and not less than 10 days prior to the date we propose for payment or in any other lawful manner not inconsistent with the requirements of any securities exchange on which the first mortgage bond may be listed, if the Mortgage Indenture trustee deems the manner of payment practicable. (See Section 307)

        Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, we will pay the principal of and premium, if any, and interest at maturity upon presentation of the first mortgage bonds at the corporate trust office of U.S. Bank Trust National Association (formerly First Trust of New York, National Association), in New York, New York, as our paying agent. We may change the place of payment on the bonds. We may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion. (See Section 602 and Article One of the Supplemental Indenture(s) relating to the first mortgage bonds.)

        Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, you may register the transfer of first mortgage bonds, and exchange your bonds for other first mortgage bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of U.S. Bank Trust National Association (formerly First Trust of New York, National Association), in New York, New York, as security registrar. We may change the place for registration of transfer and exchange. We may designate one or more additional places for the registration and exchange, all at our discretion. (See Section 305 and Section 602)

        Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, no service charge will be made for any transfer or exchange of the first mortgage bonds, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any registration of transfer or exchange of the first mortgage bonds. We are not required to execute or to provide for the registration of transfer of or the exchange of (1) any first mortgage bonds during a period of 15 days prior to giving any notice of redemption or (2) any first mortgage bonds selected for redemption in whole or in part, except the unredeemed portion of any first mortgage bonds being redeemed in part. (See Section 305)

Redemption

        The prospectus supplement that describes a particular series of first mortgage bonds will set forth any terms for the optional or mandatory redemption of that particular series. Unless the prospectus supplement that describes a particular series of first mortgage bonds provides that such series of first mortgage bonds are redeemable at the option of a holder, the first mortgage bonds will be redeemable only at our option. To exercise our option to redeem any such first mortgage bonds that are redeemable at our option, we will mail you a notice of redemption at least 30 days but not more than 60 days prior to the date fixed for redemption. If we elect to redeem fewer than all the bonds of a series or any tranche of bonds, the security registrar will select the particular bonds to be redeemed by the method provided for any particular series, or if there is no such provision, by a method of random selection that the security registrar deems fair and appropriate. (See Sections 503 and 504)

        Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the bonds and that if the money has not been so received, the notice will be of no force and effect and we will not be required to redeem the first mortgage bonds. (See Section 504)

        While the original Mortgage Indenture contains provisions for the maintenance of the mortgaged property, it does not contain any provisions for a maintenance or sinking fund and, except as the prospectus supplement may provide, there will be no provisions for any maintenance or sinking funds for the first mortgage bonds.

Security

         General.    Except as discussed under this caption and under "Issuance of Additional Mortgage Securities" below, all mortgage securities now or hereafter issued under the Mortgage Indenture will be secured, equally and ratably, primarily by the lien of the Mortgage Indenture on substantially all of our properties used or to be used in or in connection with the business of generating, purchasing, transmitting, distributing and/or selling electric energy, which lien constitutes, subject to specified exceptions, a first mortgage lien on such properties.

        As discussed below under "Class A Bonds," if we acquire property subject to an existing mortgage and we assume all the obligations of the mortgagor under that mortgage, we could deliver to the Mortgage Indenture trustee bonds issued under that mortgage. We refer to all such pre-existing mortgages collectively as Class A Mortgages. If we were to deliver to the Mortgage Indenture trustee bonds issued under a Class A Mortgage, the mortgage securities would be secured by those bonds and, indirectly, by the lien of that Class A Mortgage on the properties subject to such Class A Mortgage in addition to the lien of the Mortgage Indenture on those properties and the other properties of the Company as discussed above. The lien of the Mortgage Indenture on the properties subject to that Class A Mortgage would be junior to the liens of the Class A Mortgage on those properties. We refer to all bonds that may be issued under the Class A Mortgages collectively as Class A Bonds.

        If and when no Class A Mortgages are in effect, the Mortgage Indenture will constitute a first mortgage lien on all of our property subject to such lien, subject to specified permitted liens (as discussed below under "Lien of the Mortgage Indenture"). As discussed below under "Class A Bonds," at the date of this prospectus there are no Class A Mortgages.

         Lien of the Mortgage Indenture.    The Mortgage Indenture constitutes a first mortgage lien on the property specifically or generally described or referred to in the Mortgage Indenture as subject to the lien of the Mortgage Indenture, except any such property as may have been disposed of or released from the lien of the Mortgage Indenture in accordance with the terms of the Mortgage Indenture, subject to no liens prior to the lien of the Mortgage Indenture other than the liens of any other Class A Mortgages and permitted liens.

        Subject to recordation of appropriate supplements in the proper offices, the Mortgage Indenture effectively subjects to the lien of the Mortgage Indenture property used or to be used in the Electric Utility Business (other than excepted property) that we acquired after the date of the execution and delivery of the Mortgage Indenture to the extent, and subject to the qualifications described below. In addition, the mortgage securities will have the benefit of the prior lien of any Class A Mortgage on any property subject to such additional Class A Mortgage, to the extent of the aggregate principal amount of Class A Bonds issued under the respective Class A Mortgages and held by the Mortgage Indenture trustee for the benefit of holders of mortgage securities.

        The properties subject to the lien of the Mortgage Indenture, whether currently owned or subsequently acquired, are our properties used or to be used in or in connection with our electric utility business (whether or not this is the sole use of the properties). Properties relating to our gas and steam businesses are not subject to the lien of the Mortgage Indenture.

        The lien of the Mortgage Indenture is subject to permitted liens which include:

  •
  tax liens and other governmental charges which are not delinquent or which are being contested in good faith;

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  specified workmen's, materialmen's and other similar liens;

  •
  specified judgment liens and attachments; specified easements, leases, reservations or other rights of others (including governmental entities) in, on, over, and/or across, and laws, regulations and restrictions affecting, and defects, irregularities, exceptions and limitations in title to, some of our property;

  •
  specified leasehold interests;

  •
  specified rights and interests of others which relate to common ownership or joint use of property and liens on the interests of others in the property;

  •
  specified non-exclusive rights and interests that we retain with respect to property used or to be used in or in connection with both the businesses in which the mortgaged property is used and any other businesses; and

  •
  specified other liens and encumbrances.

(See Granting Clauses and Section 101)

        There are excepted from the lien of the Mortgage Indenture, among other things:

  •
  cash and securities not paid or delivered to, deposited with or held by the Mortgage Indenture trustee under the Mortgage Indenture;

  •
  all contracts, leases and other agreements of whatsoever kind, contract rights, bills, notes and other instruments, accounts receivable, claims, governmental and other permits, allowances and franchises, specified intellectual property rights and other intangibles;

  •
  automobiles, other vehicles, movable equipment, railcars and aircraft;

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  goods, stock in trade, wares and merchandise held for sale or lease in the ordinary course of business;

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  materials, supplies and other personal property consumable in the operation of the mortgaged property;

  •
  fuel, including nuclear fuel, whether or not consumable in the operation of the mortgaged property;

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  furniture and furnishings; computers, machinery and telecommunication and other equipment used exclusively for corporate administrative or clerical purposes;

  •
  coal, ore, gas, oil and other minerals and timber, and rights and interests in any such minerals or timber, whether or not the minerals or timber have been mined or extracted or otherwise separated from the land;

  •
  electric energy, gas (natural or artificial), steam, water and other products that we generated, produced, manufactured, purchased or otherwise acquired; and

  •
  leasehold interests that we hold as lessee; and any of our property that is located outside of the State of Colorado.

(See "Excepted Property" in Granting Clauses)

        Without the consent of the holders, we and the Mortgage Indenture trustee may enter into supplemental indentures in order to subject to the lien of the Mortgage Indenture additional property, whether or not used or to be used in or in connection with the electric utility business (including property which would otherwise be excepted from the lien). (See Section 1401) Any such additional property would then constitute property additions (so long as it would otherwise qualify as "property additions" as described below) and be available as a basis for the issuance of mortgage securities. See "Issuance of Additional Mortgage Securities."

        As discussed above, the Mortgage Indenture subjects after-acquired property used or to be used in the electric utility business to its lien. These provisions are limited in the case of consolidation or merger (whether or not we are the surviving corporation) or transfer of the mortgaged property as, or substantially as, an entirety. In the event of consolidation or merger or the transfer of the mortgaged property as or substantially as an entirety, the Mortgage Indenture will not be required to be a lien upon any of the properties then owned or subsequently acquired by the successor corporation except properties acquired from us in or as a result of the transaction and improvements, extensions and additions to the properties and renewals, replacements and substitutions of or for any part or parts of the properties. (See Article 13 and "Consolidation, Merger, etc.") In addition, after-acquired property may be subject to liens existing or placed on the after-acquired property at the time of acquisition of the property, including, but not limited to, purchase money liens and the lien of any Class A Mortgage.

        The Mortgage Indenture trustee has a lien, prior to the lien on behalf of the holders of mortgage securities, upon the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against specified liabilities. (See Section 1107)

Issuance of Additional Mortgage Securities

         General.    Except as described below, the aggregate principal amount of mortgage securities which we can issue under the Mortgage Indenture is unlimited. (See Section 301) We can issue mortgage securities of any series from time to time on the basis of, and in an aggregate principal amount not exceeding the sum of:

  •
  70% of the cost or fair value to us (whichever is less) of property additions which do not constitute funded property after specified deductions and additions, primarily including adjustments to offset property retirements. Property additions generally include any property which we own and is subject to the lien of the Mortgage Indenture except goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 104) Funded property is generally property additions that have been:
  •
  made the basis of the authentication and delivery of mortgage securities, the release of mortgaged property or cash withdrawals;

  •
  substituted for retired property; or

  •
  used as the basis of a credit against, or otherwise in satisfaction of, any sinking, improvement, maintenance, replacement or similar fund, provided that mortgage securities of the series or tranche to which the fund relates remain outstanding;

  •
  the aggregate principal amount of retired mortgage securities (which consist of mortgage securities no longer outstanding under the Mortgage Indenture which have not been used for specified other purposes under the Mortgage Indenture and which have not been paid, redeemed or otherwise retired by the application of funded cash), but if Class A Bonds had been made the basis for the authentication and delivery of the retired mortgage securities, only if the retired mortgage securities became retired securities after the discharge of the related Class A Mortgage;

  •
  an amount of cash deposited with the Mortgage Indenture trustee; and

  •
  the aggregate principal amount of any Class A Bonds issued and delivered to the Mortgage Indenture trustee.

(See Article Four)

        As of June 30, 2008, the approximate amount of property additions and the amount of retired bonds available for use as the basis for the issuance of mortgage securities were $4.7 billion and $359.5 million, respectively.

         Net Earnings Test.    In general, we cannot issue any mortgage securities unless at that time our adjusted net earnings for 12 consecutive months within the preceding 18 months is at least twice the annual interest requirements on the sum of:

  •
  all mortgage securities at the time outstanding;

  •
  new mortgage securities then being applied for;

  •
  all outstanding Class A Bonds other than Class A Bonds held by the Mortgage Indenture trustee under the Mortgage Indenture; and

  •
  all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the Mortgage Indenture.

For purposes of calculating our interest requirements, any variable rate debt will be computed based on the rates in effect at the time we make the interest requirements calculation.

        Adjusted net earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest and amortization of debt discount and expense; any non-recurring charge to income or retained earnings; and any refund of revenues that we previously collected or accrued subject to possible refund. In addition, profits or losses from the sale or other disposition of property, or non-recurring items of revenue, income or expense are not included for purposes of calculating adjusted net earnings. (See Sections 103 and 401)

        We do not have to satisfy the net earnings requirement if the additional mortgage securities to be issued will not have a stated interest rate prior to maturity. In addition, we are not required to satisfy the net earnings requirement prior to issuance of mortgage securities:

  •
  issued on the basis of the delivery of Class A Bonds if the Class A Bonds have been authenticated and delivered under the related Class A Mortgage on the basis of retired Class A Bonds; or

  •
  issued on the basis of retired mortgage securities as described above.

        For mortgage securities of a series subject to a periodic offering (such as a medium-term note program), the Mortgage Indenture trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the mortgage securities of the series. (See Article Four)

        At June 30, 2008, our adjusted net earnings would be 5.26 times the annual interest requirements on our mortgage securities, including the first mortgage bonds that we could issue pursuant to this prospectus at an assumed interest rate of 6.35%.

         Class A Bonds.    To the extent that we issue the first mortgage bonds on the basis of Class A Bonds, the Mortgage Indenture trustee will own and hold these Class A Bonds, subject to the provisions of the Mortgage Indenture, for the benefit of the holders of all mortgage securities outstanding from time to time, and we will have no interest in the Class A Bonds. Class A Bonds issued as the basis of authentication and delivery of a series of mortgage securities:

  •
  will mature or be subject to mandatory redemption on the same dates, and in the same principal amounts, as the mortgage securities of that series; and

  •
  will contain, in addition to any mandatory redemption provisions applicable to all Class A Bonds outstanding under the related Class A Mortgage, mandatory redemption provisions correlative to provisions for mandatory redemption of the mortgage securities (pursuant to a sinking fund or otherwise) of that series, or for redemption at the option of the holder of the mortgage securities of that series.

        Class A Bonds issued as the basis for the authentication and delivery of mortgage securities are not required to bear interest. To the extent that any such Class A Bonds do not bear interest, holders of mortgage securities will not have the benefit of the lien of the Class A Mortgage in respect of an amount equal to accrued interest, if any, on the first mortgage bonds; however, those holders will have the benefit of the lien of the Mortgage Indenture in respect of that amount.

        The Mortgage Indenture trustee will apply any of our payments of principal, premium or interest on the Class A Bonds held by the Mortgage Indenture trustee to the payment of any principal, premium or interest, as the case may be, in respect of the mortgage securities which is then due. Our obligation under the Mortgage Indenture to make the payment in respect of the mortgage securities will thereupon be deemed satisfied and discharged. If, at the time of any payment of principal of Class A Bonds, no principal is then due in respect of the mortgage securities, the payment in respect of the Class A Bonds will be deemed to constitute funded cash and will be held by the Mortgage Indenture trustee as part of the mortgaged property, to be withdrawn, used or applied as provided in the Mortgage Indenture. Any payment by us of principal, premium or interest on the mortgage securities authenticated and delivered on the basis of the issuance and delivery to the Mortgage Indenture trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of the Class A Bonds) will be deemed to satisfy and discharge our obligation to make a payment of principal, premium or interest, in respect of the Class A Bonds which is then due. (See Section 702)

        The Mortgage Indenture trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the Mortgage Indenture. (See Section 704) At the time any mortgage securities of any series or tranche which have been authenticated and delivered upon the basis of the issuance and delivery to the Mortgage Indenture trustee of Class A Bonds cease to be outstanding (other than as a result of the application of the proceeds of the payment or redemption of the Class A Bonds), the Mortgage Indenture trustee will surrender to us an equal principal amount of those Class A Bonds. (See Section 703)

        Under the terms of the Mortgage Indenture, if a corporation which was a mortgagor under a mortgage has merged into or consolidated with us, or has conveyed or otherwise transferred property to us subject to the lien of such a mortgage and we have assumed all the obligations of the mortgagor under such existing mortgage, and in either case such existing mortgage constitutes a lien on properties of such other corporation or on the transferred properties, as the case may be, prior to the lien of the Mortgage Indenture, we may designate the existing mortgage as a Class A Mortgage. Bonds subsequently issued under an additional mortgage would be Class A Bonds and could provide the basis for the authentication and delivery of mortgage securities. (See Section 706) When no Class A Bonds are outstanding under a Class A Mortgage except for Class A Bonds held by the Mortgage Indenture trustee, then, at our request and subject to satisfaction of specified conditions, the Mortgage Indenture trustee will surrender the Class A Bonds for cancellation and the related Class A Mortgage will be satisfied and discharged, the lien of the Class A Mortgage on our property will cease to exist and the priority of the lien of the Mortgage Indenture will be increased accordingly. (See Section 707)

        The Mortgage Indenture contains no restrictions on the issuance of Class A Bonds in addition to Class A Bonds issued to the Mortgage Indenture trustee as the basis for the authentication and delivery of the mortgage securities.

Release of Property

        Unless an event of default under the Mortgage Indenture has occurred and is continuing, we may obtain the release from the lien of the Mortgage Indenture of any funded property, except for cash held by the Mortgage Indenture trustee, by delivering to the Mortgage Indenture trustee cash equal to the cost of the property to be released (or, if less, the fair value to us of the property at the time it became funded property) less the aggregate of:

  •
  the aggregate principal amount of obligations delivered to the Mortgage Indenture trustee which are secured by purchase money liens upon the property to be released;

  •
  the cost or fair value to us (whichever is less) of certified property additions not constituting funded property after specified deductions and additions, primarily including adjustments to offset property retirements (except that the adjustments need not be made if the property additions were acquired or made within the 90-day period preceding the release);

  •
  an amount equal to 10/7 ths of the principal amount of mortgage securities we would be entitled to issue on the basis of retired securities (with our right to issue a corresponding principal amount of mortgage securities being waived);

  •
  an amount equal to 10/7 ths of the principal amount of outstanding mortgage securities delivered to the Mortgage Indenture trustee (with the mortgage securities to be cancelled by the Mortgage Indenture trustee);

  •
  an amount of cash and/or the aggregate principal amount of obligations secured by purchase money liens upon the property to be released, which in either case is evidenced to the Mortgage Indenture trustee by a certificate of the trustee or other holder of a lien prior to the lien of the Mortgage Indenture to have been received by the trustee or other holder in consideration for the release of the property or any part of the property from the lien; subject in either case to specified limitations on the aggregate credit which may be used; and

  •
  any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

        Property which is not funded property may generally be released from the lien of the Mortgage Indenture without depositing any cash or property with the Mortgage Indenture trustee as long as:

  •
  the aggregate amount of cost or fair value to us (whichever is less) of all property additions which do not constitute funded property (excluding the property to be released) after specified deductions and additions, primarily including adjustments to offset property retirements, is greater than zero; or

  •
  the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of property additions acquired or made within the 90-day period preceding the release.

        The Mortgage Indenture provides simplified procedures for the release of property which has been released from the lien of a Class A Mortgage, minor properties and property taken by eminent domain. Also, under the Mortgage Indenture, we can dispose of obsolete property and grant or surrender specified rights without any release or consent by the Mortgage Indenture trustee.

        If we continue to own any property released from the lien of the Mortgage Indenture, the Mortgage Indenture will not become a lien on any improvement, extension, renewal, replacement or substitution of or for any part or parts of such property. (See Article Eight)

Withdrawal of Cash

        Unless an event of default under the Mortgage Indenture has occurred and is continuing and subject to specified limitations, cash held by the Mortgage Indenture trustee may:

  •
  be withdrawn by us:
  •
  to the extent of the cost or fair value to us (whichever is less) of property additions not constituting funded property, after specified deductions and additions, primarily including adjustments to offset retirements (except that the adjustments need not be made if the property additions were acquired or made within the 90-day period preceding the release); or

  •
  in an amount equal to 10/7 ths of the aggregate principal amount of mortgage securities that we would be entitled to issue on the basis of retired securities (with the entitlement to the issuance being waived); or

  •
  in an amount equal to 10/7 ths of the aggregate principal amount of any outstanding mortgage securities delivered to the Mortgage Indenture trustee, or

  •
  upon our request, be applied to:
  •
  the purchase of mortgage securities (at prices not exceeding 10/7 ths of the principal amount of the purchased mortgage securities); or

  •
  the payment (or provision therefor for the satisfaction and discharge of any mortgage securities) at stated maturity of any mortgage securities or the redemption (or similar provision for redemption) of any mortgage securities which are redeemable (with any mortgage securities received by the Mortgage Indenture trustee pursuant to these provisions being canceled by the Mortgage Indenture trustee) (see Section 806);

provided, however, that we may withdraw cash deposited with the Mortgage Indenture trustee as the basis for the authentication and delivery of mortgage securities, as well as cash representing a payment of principal of Class A Bonds, only in an amount equal to the aggregate principal amount of mortgage securities we would be entitled to issue on any basis (with the entitlement to the issuance being waived by operation of the withdrawal), or we may, at our request, apply this cash to the purchase, redemption or payment of mortgage securities at prices not exceeding, in the aggregate, the principal amount of the mortgage securities. (See Sections 405 and 702)

Consolidation, Merger, Etc.

        We may not consolidate with or merge into any other corporation or convey, otherwise transfer or lease the mortgaged property as or substantially as an entirety to any person unless:

  •
  the transaction is on terms as will fully preserve in all material respects the lien and security of the Mortgage Indenture and the rights and powers of the Mortgage Indenture trustee and the holders of the mortgage securities;

  •
  the corporation formed by any consolidation or into which we are merged or the person which acquires by conveyance or other transfer, or which leases, the mortgaged property as, or substantially as, an entirety is a corporation organized and existing under the laws of the United States of America or any state or territory of the United States of America or the District of Columbia, and that corporation assumes our obligations under the Mortgage Indenture; and

  •
  in the case of a lease, the lease is made expressly subject to termination by us or by the Mortgage Indenture trustee at any time during the continuance of an event of default.

(See Section 1301)

Modification of Mortgage Indenture

        Without the consent of any holders of mortgage securities, we and the Mortgage Indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

  •
  to evidence our successor and our successor's assumption of our covenants in the Mortgage Indenture and in the mortgage securities; or

  •
  to add one or more of our covenants or other provisions for the benefit of all holders of mortgage securities or for the benefit of the holders of the mortgage securities of one or more specified series, or to surrender any right or power conferred upon us by the Mortgage Indenture; or

  •
  to correct or amplify the description of any property at any time subject to the lien of the Mortgage Indenture; or to better assure, convey and confirm to the Mortgage Indenture trustee any property subject or required to be subjected to the lien of the Mortgage Indenture; or to subject to the lien of the Mortgage Indenture additional property (including property of others), to specify any additional permitted liens with respect to the additional property and to modify the provisions in the Mortgage Indenture for dispositions of specified types of property without release in order to specify any additional items with respect to the additional property; or

  •
  to change or eliminate any provision of the Mortgage Indenture or to add any new provision to the Mortgage Indenture, provided that if the change, elimination or addition adversely affects the interests of the holders of the mortgage securities of any series or tranche in any material respect, the change, elimination or addition will become effective with respect to the series or tranche only when no mortgage security of that series or tranche remains outstanding under the Mortgage Indenture; or

  •
  to establish the form or terms of the mortgage securities of any series or tranche as permitted by the Mortgage Indenture; or

  •
  to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, on the bearer securities and for the procedures for the registration, exchange and replacement of bearer securities and for the giving of notice to, and the solicitation of the vote or consent of, the holders, and for any and all other incidental matters; or

  •
  to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee; or

  •
  to establish procedures necessary to permit us to use a non-certificated system of registration for all, or any series or tranche of, the mortgage securities; or to change any place or places for payment, registration of transfer or exchange or where notices may be given; or

  •
  to cure any ambiguity, to correct or supplement any provision in the Mortgage Indenture which may be defective or inconsistent with any other provision in the Mortgage Indenture, or to make any other changes to the provisions of the Mortgage Indenture or to add other provisions with respect to matters and questions arising under the Mortgage Indenture, so long as the other changes or additions do not adversely affect the interests of the holders of mortgage securities of any series or tranche in any material respect.

(See Section 1401)

        In addition, if the Trust Indenture Act of 1939, as amended, is amended after the date of the original Mortgage Indenture in such a way as to require changes to the Mortgage Indenture or the incorporation into the Mortgage Indenture of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the original Mortgage Indenture or at any subsequent time, were required by the Trust Indenture Act to be contained in the Mortgage Indenture, the Mortgage Indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and we and the Mortgage Indenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. (See Section 1401)

        Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the mortgage securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Mortgage Indenture pursuant to one or more supplemental indentures. However, if less than all of the series of the mortgage securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding mortgage securities of all series so directly affected, considered as one class, will be required. If the mortgage securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of the tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding mortgage securities of all tranches so directly affected, considered as one class, will be required. Notwithstanding the above, no such amendment or modification may:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any mortgage security, or reduce the principal amount of any mortgage security or the rate of interest on any mortgage security (or the amount of any installment of interest on any mortgage security), or change the method of calculating the rate, or reduce any premium payable upon the redemption of any mortgage security, or reduce the amount of the principal of any discount security that would be due and payable upon a declaration of acceleration of maturity, or change the coin or currency (or other property) in which any mortgage security or any premium or the interest on any mortgage security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any mortgage security (or, in the case of redemption, on or after the date fixed for redemption) without, in any such case, the consent of the holder of such mortgage security;

  •
  permit the creation of any lien not otherwise permitted by the Mortgage Indenture ranking prior to the lien of the Mortgage Indenture with respect to all or substantially all of the mortgaged property or terminate the lien of the Mortgage Indenture on all or substantially all of the mortgaged property, or deprive the holders of the benefit of the lien of the Mortgage Indenture, without, in any such case, the consent of the holders of all mortgage securities then outstanding;

  •
  reduce the percentage of the principal amount of the outstanding mortgage securities of any series, or any tranche, needed to consent to any supplemental indenture, any waiver of compliance with any provision of the Mortgage Indenture or of any default under the Mortgage Indenture and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding mortgage security of the series or tranche; or

  •
  modify specified provisions of the Mortgage Indenture relating to supplemental indentures, waivers of specified covenants and waivers of past defaults with respect to the mortgage securities of any series, or any tranche of the mortgage securities, without the consent of the holder of each outstanding mortgage security of the series or tranche.

A supplemental indenture which changes or eliminates any covenant or other provision of the Mortgage Indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there will be outstanding mortgage securities of one or more specified series, or one or more tranches of the outstanding mortgage securities, or modifies the rights of the holders of mortgage securities of the series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Mortgage Indenture of the holders of the mortgage securities of any other series or tranche. (See Section 1402)

Voting of Class A Bonds

        The Mortgage Indenture trustee will, as holder of any Class A Bonds issued as the basis for the issuance of the mortgage securities, attend the meetings of bondholders under the related Class A Mortgage, or deliver its proxy in connection with the meetings, for matters for which it is entitled to vote or consent. So long as no event of default as defined in the Mortgage Indenture has occurred and is continuing, the Mortgage Indenture trustee will, as holder of the Class A Bonds with respect to any amendments or modifications to any Class A Mortgage, vote all Class A Bonds outstanding under the Class A Mortgage then held by it, or consent with respect to the amendments or modifications, proportionately with the vote or consent of holders of all other Class A Bonds outstanding under the Class A Mortgage the holders of which are eligible to vote or consent, except that the Mortgage Indenture trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment or modification of the Mortgage Indenture, would require the consent of holders of the mortgage securities as described under "Modification of the Mortgage Indenture," without the prior consent of holders of mortgage securities which would be required for the amendment or modification of the Mortgage Indenture. (See Section 705)

Waiver

        The holders of at least a majority in aggregate principal amount of all mortgage securities of all affected series or tranches, considered as one class, may waive our obligations to comply with specified covenants, including the covenants to maintain our corporate existence and properties, pay taxes and discharge liens, maintain insurance and make the recordings and filings as are necessary to protect the security of the holders and the rights of the Mortgage Indenture trustee and the covenant described above with respect to merger, consolidation or the transfer or lease of the mortgaged property as, or substantially as, an entirety, provided that the waiver occurs before the time that compliance is required. (See Section 609)

Events of Default

        Each of the following events will be an event of default under the Mortgage Indenture:

  •
  our failure to pay interest on any mortgage security within 60 days after the same becomes due;

  •
  our failure to pay principal of or premium, if any, on any mortgage security within 3 business days after maturity;

  •
  our failure to perform, or our breach of, any covenant or warranty contained in the Mortgage Indenture (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this caption) for a period of 90 days after we have received a written notice from the Mortgage Indenture trustee or the holders of at least 33% in principal amount of outstanding mortgage securities, or unless the Mortgage Indenture trustee, or the Mortgage Indenture trustee and the holders of a principal amount of mortgage securities not less than the principal amount of mortgage securities the holders of which gave the notice, as the case may be, agree in writing to an extension of the period prior to its expiration. The Mortgage Indenture trustee, or the Mortgage Indenture trustee and the holders, as the case may be, will be deemed to have agreed to an extension of the period if we have initiated corrective action within the period and we are diligently pursuing such corrective action;

  •
  specified events relating to reorganization, bankruptcy and insolvency or appointment of a receiver or trustee for our property; and

  •
  the occurrence of a matured event of default under any Class A Mortgage (other than any such matured event of default which is of similar kind or character to the event of default described in the third bullet above and which has not resulted in the acceleration of the Class A Bonds outstanding under the Class A Mortgage); provided that the waiver or cure of any such event of default and the rescission and annulment of the consequences of a matured event of default will constitute a waiver of the corresponding event of default under the Mortgage Indenture and a rescission and annulment of the consequences of a matured event of default.

(See Section 1001)

Remedies

         Acceleration of Maturity.    If an event of default under the Mortgage Indenture occurs and is continuing, then the Mortgage Indenture trustee or the holders of not less than 33% in principal amount of mortgage securities then outstanding may declare the principal amount (or if the mortgage securities are discount securities, the portion of the principal amount of the discount securities as may be provided for pursuant to the terms of the Mortgage Indenture) of all of the mortgage securities then outstanding, together with premium, if any, and accrued interest, if any, on the mortgage securities to be immediately due and payable. At any time after the declaration of acceleration of the mortgage securities then outstanding, but before the sale of any of the mortgaged property and before a judgment or decree for payment of money has been obtained by the Mortgage Indenture trustee, the event or events of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and the declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

  •
  we have paid or deposited with the Mortgage Indenture trustee a sum sufficient to pay:
  •
  all overdue interest, if any, on all mortgage securities then outstanding;

  •
  the principal of and premium, if any, on any mortgage securities then outstanding which have become due otherwise than by the declaration of acceleration and interest on such amounts at the rate or rates prescribed in the mortgage securities; and

  •
  all amounts due to the Mortgage Indenture trustee; and

  •
  any other event or events of default under the Mortgage Indenture, other than the non-payment of the principal of the mortgage securities which have become due solely by the declaration of acceleration, has been cured or waived in accordance with the provisions of the Mortgage Indenture.

(See Sections 1002 and 1017)

         Possession of Mortgaged Property.    Under certain circumstances and to the extent permitted by law, if an event of default occurs and is continuing, the Mortgage Indenture trustee may take possession of, and hold, operate and manage, the mortgaged property or, with or without entry, sell the mortgaged property. If the mortgaged property is sold, whether by the Mortgage Indenture trustee or pursuant to judicial proceedings, the principal of the outstanding mortgage securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 1003, 1004 and 1005)

         Right to Direct Proceedings.    If an event of default under the Mortgage Indenture occurs and is continuing, the holders of a majority in principal amount of the mortgage securities then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Indenture trustee or exercising any trust or power conferred on the Mortgage Indenture trustee, provided that (1) the direction does not conflict with any rule of law or with the Mortgage Indenture, and could not involve the Mortgage Indenture trustee in personal liability in circumstances where indemnity would not, in the Mortgage Indenture trustee's sole discretion, be adequate and (2) the Mortgage Indenture trustee may take any other action deemed proper by the Mortgage Indenture trustee which is not inconsistent with the direction. (See Section 1016)

         Limitation on Right to Institute Proceedings.    No holder of any mortgage security may institute any proceeding, judicial or otherwise, with respect to the Mortgage Indenture or for the appointment of a receiver or for any other remedy under the Mortgage Indenture unless:

  •
  the holder has previously given to the Mortgage Indenture trustee written notice of a continuing event of default;

  •
  the holders of not less than a majority in aggregate principal amount of the mortgage securities then outstanding have made written request to the Mortgage Indenture trustee to institute proceedings in respect of the event of default and have offered the Mortgage Indenture trustee reasonable indemnity against costs and liabilities to be incurred in complying with the request; and

  •
  for 60 days after receipt of the notice, the Mortgage Indenture trustee has failed to institute any such proceeding and no direction inconsistent with the request has been given to the Mortgage Indenture trustee during the 60-day period by the holders of a majority in aggregate principal amount of the mortgage securities then outstanding.

Furthermore, no holder may institute any such action if and to the extent that the action would disturb or prejudice the rights of other holders. (See Section 1011)

         No Impairment of Right to Receive Payment.    Notwithstanding that the right of a holder to institute a proceeding with respect to the Mortgage Indenture is subject to specified conditions precedent, each holder of a mortgage security has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the mortgage security when due and to institute suit for the enforcement of any such payment, and the rights may not be impaired without the consent of the holder. (See Section 1012)

         Notice of Default.    The Mortgage Indenture trustee must give the holders notice of any default under the Mortgage Indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived, except that the Mortgage Indenture trustee does not have to give notice of a default of the character described in the third bullet under "Events of Default" until at least 75 days after the occurrence of such an event. For purposes of the preceding sentence, the term "default" means any event which is, or after notice or lapse of time, or both, would become, an event of default. (See Section 1102) The Trust Indenture Act currently permits the Mortgage Indenture trustee to withhold notices of default (except for specified payment defaults) if the Mortgage Indenture trustee in good faith determines the withholding of the notice to be in the interests of the holders.

         Indemnification of Trustee.    Before taking specified actions to enforce the lien of the Mortgage Indenture and institute proceedings on the mortgage securities, the Mortgage Indenture trustee may require adequate indemnity from the holders of the mortgage securities against costs, expenses and liabilities to be incurred in connection with the enforcement of the lien. (See Sections 1011 and 1101)

         Additional Remedies.    In addition to every other right and remedy provided in the Mortgage Indenture, the Mortgage Indenture trustee may exercise any right or remedy available to the Mortgage

Indenture trustee in its capacity as owner and holder of Class A Bonds which arises as a result of a default or matured event of default under any Class A Mortgage, whether or not an event of default under the Mortgage Indenture has occurred and is continuing. (See Section 1020)

         Remedies Limited by State Law.    The laws of the state or states in which the mortgaged property is located may limit or deny the ability of the Mortgage Indenture trustee or security holders to enforce certain rights and remedies provided in the Mortgage Indenture in accordance with their terms.

Defeasance

        Any mortgage security or securities, or any portion of the principal amount of the mortgage security or securities will be deemed to have been paid for purposes of the Mortgage Indenture, and, at our election, our entire indebtedness in respect of the Mortgage Indenture will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Mortgage Indenture trustee or any paying agent (other than us), in trust:

  •
  money (including funded cash not otherwise applied pursuant to the Mortgage Indenture); or

  •
  in the case of a deposit made prior to the maturity of the applicable mortgage securities, eligible obligations (generally direct or indirect obligations of the U.S. government), which do not contain provisions permitting the redemption or other prepayment at the option of the issuer, the principal of and the interest on which when due, without any regard to reinvestment of the eligible obligations, will provide moneys which, together with the money, if any, deposited with or held by the Mortgage Indenture trustee or the paying agent; or

  •
  a combination of the first two bullets,

which will be sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the mortgage security or securities or portions of the mortgage securities or securities.

(See Section 901)

        Under current United States federal income tax law, a defeasance described in the preceding paragraph would be treated as a taxable exchange of the mortgage securities defeased for a series of non-recourse debt instruments secured by the assets in the defeasance trust. As a consequence, a holder might recognize gain or loss equal to the difference between the holder's cost or other tax basis for the mortgage securities and the value of the new debt instruments deemed to have been received in exchange. Holders should consult their own tax advisors as to the specific consequences to them of defeasance under the Mortgage Indenture.

Resignation or Removal of the Mortgage Indenture Trustee

        The Mortgage Indenture trustee may resign at any time by giving written notice of resignation to us. The Mortgage Indenture trustee may be removed at any time by act of the holders of a majority in principal amount of mortgage securities then outstanding delivered to the Mortgage Indenture trustee and us. No resignation or removal of the Mortgage Indenture trustee and no appointment of a successor Mortgage Indenture trustee will become effective until a successor Mortgage Indenture trustee has accepted its appointment in accordance with the requirements of the Mortgage Indenture. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing, if we have delivered to the Mortgage Indenture trustee a resolution of our Board of Directors appointing a successor Mortgage Indenture trustee and the successor has accepted the appointment in accordance with the terms of the Mortgage Indenture, the Mortgage Indenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as Mortgage Indenture trustee in accordance with the Mortgage Indenture. (See Section 1110)

Evidence to be Furnished to the Mortgage Indenture Trustee

        When we are required to document our compliance with Mortgage Indenture provisions, we will provide the Mortgage Indenture trustee with written statements of our officers or other persons that we select or pay. In some cases, we will be required to furnish opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent). In addition, the Mortgage Indenture requires that we give the Mortgage Indenture trustee, at least annually, a brief statement as to our compliance with the conditions and covenants under the Mortgage Indenture.

Concerning the Mortgage Indenture Trustee

        We and our affiliates conduct banking transactions with affiliates of the Mortgage Indenture trustee in the normal course of our business and may use the Mortgage Indenture trustee or its affiliates as trustee for various debt issues.

Governing Law

        The Mortgage Indenture is governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act is applicable and except to the extent the law of any jurisdiction where property subject to the Mortgage Indenture is located mandatorily governs the perfection, priority or enforcement of the lien of the Mortgage Indenture with respect to that property.

 DESCRIPTION OF THE SENIOR DEBT SECURITIES

General

        We may issue from time to time, in one or more series, the senior debt securities under an Indenture, dated as of July 1, 1999, between us and The Bank of New York Trust Company, N.A., as trustee. In this "Description of the Senior Debt Securities" we refer to this Indenture, as supplemented and to be supplemented by various supplemental indentures, including one or more supplemental indentures relating to the senior debt securities being offered by this prospectus, as the Indenture. This prospectus describes the general terms of the senior debt securities that we may offer. The information we are providing you in this prospectus concerning the senior debt securities and the Indenture is only a summary of the information provided in these documents. You should consult the senior debt securities themselves, the Indenture and other documents for more complete information on the senior debt securities. The Indenture is an exhibit to the registration statement, and you should read it for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate those provisions. Capitalized terms used in the following summary have the meanings specified in the Indenture unless otherwise defined below. When we offer to sell a particular series of senior debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series.

        There is no requirement under the Indenture described in this prospectus that future issues of our debt securities be issued under the Indenture we have described. We may use other indentures or documentation, which may contain provisions different from those included in the Indenture, in connection with future issues of our debt securities under different registration statements. The Indenture does not contain any debt covenants or provisions that would afford holders of the senior debt securities protection in the event of a highly leveraged transaction.

        The senior debt securities will be our unsecured obligations. The Indenture does not limit the aggregate principal amount of senior debt securities that we may issue under the Indenture and does not limit the incurrence or issuance of other secured or unsecured debt by us. As of June 30, 2008, there were $200 million aggregate principal amount of senior debt securities outstanding under the Indenture. (See Section 301 of the Indenture) As of June 30, 2008, there was approximately $2.0 billion in aggregate principal amount of our first mortgage bonds outstanding under our Mortgage Indenture. The Mortgage Indenture constitutes, subject to specified exceptions, a first mortgage lien on substantially all of our properties used or to be used in or in connection with the business of generating, purchasing, transmitting, distributing and/or selling electric energy (See "Description of the First Mortgage Bonds").

        The senior debt securities will rank as equal in right of payment to our other unsecured indebtedness, except for any indebtedness that, by its terms, is subordinate to the senior debt securities.

        Please read the prospectus supplement relating to the issue of a particular series of senior debt securities for, among other things, the following terms:

  •
  the title of the series;

  •
  any limit on the aggregate principal amount of the series;

  •
  whether any of the senior debt securities of that series will be issued in global form and, if so, the identity of the depository and the specific terms of the depository arrangements;

  •
  the date or dates on which the principal is payable;

  •
  the rate or rates at which the senior debt securities of that series will bear interest or the method of determining the rate or rates;

  •
  the date or dates from which interest will accrue;

  •
  the dates on which the interest will be payable and the regular record dates for the interest payment dates;

  •
  the place or places where the principal of, premium, if any, and interest will be payable;

  •
  any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

  •
  the denominations in which the senior debt securities will be issuable, if other than denominations of $1,000 and any integral multiple $1,000;

  •
  whether the provisions of the Indenture relating to defeasance and covenant defeasance will be applicable to the senior debt securities of that series, provided that the provisions will apply unless the covenants are expressly stated to be inapplicable to the senior debt securities of that series; and

  •
  any other terms of the senior debt securities of that series.

(See Section 301 of the Indenture)

Periodic Offering

        We may offer senior debt securities of any series in a periodic offering, in which any or all of the specific terms of each security of the series may vary from other securities of the series, including with respect to rate or rates of interest on the securities, if any, the stated maturity of each security, the redemption provisions, if any, and such other terms as may be permitted by the Indenture and determined by us from time to time as provided in the Indenture and described in the applicable prospectus supplement.

Discount Security

        A senior debt security may provide that an amount less than the principal amount of the senior debt security would be due and payable if it were to be accelerated because of an event of default. Senior debt securities containing such a provision would be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations relating to those securities will be described in the applicable prospectus supplement.

Payment of Senior Debt Securities; Transfers; Exchanges

        Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, we will pay interest, if any, on each senior debt security payable on each interest payment date to the person in whose name the senior debt security is registered as of the close of business on the regular record date relating to that interest payment date. We will pay interest payable at maturity to the person to whom principal is paid at maturity. If there has been a default in the payment of interest on any senior debt security, the defaulted interest may be paid to the holder of the senior debt security as of the close of business on a date selected by the senior debt security trustee. The date selected must not be more than 15 days and not less than 10 days prior to the date we propose for payment of the defaulted interest. Defaulted interest may also be paid in any other lawful manner permitted by requirements of any securities exchange on which the senior debt security may be listed, if the Indenture trustee deems the manner of payment practicable. (See Section 307 of the Indenture)

        Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, the principal of and premium, if any, and interest at maturity will be payable upon presentation of the senior debt securities at the corporate trust office of The Bank of New York Trust Company, N.A., in New York, New York, as our Paying Agent. We may change the place of payment. We may appoint one or more additional paying agents and may remove any paying agent, all at our discretion. (See Section 1002 of the Indenture)

        Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, the transfer of senior debt securities may be registered, and senior debt securities may be exchanged for other senior debt securities of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Bank of New York Trust Company, N.A., in New York, New York, as security registrar. We may change the place for registration of transfer and exchange. We may designate one or more additional places for the registration and exchange, all at our discretion. (See Sections 305 and 1002 of the Indenture)

        Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, no fee for service will be charged for any transfer or exchange of the senior debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any registration of, transfer or exchange of the securities. We are not required to execute or to provide for the registration of transfer of or the exchange of (1) any senior debt security during a period of 15 days prior to giving any notice of redemption or (2) any senior debt security selected for redemption in whole or in part, except the unredeemed portion of any senior debt security being redeemed in part. (See Section 305 of the Indenture)

Redemption

        The prospectus supplement that describes that series will set forth any terms for the optional or mandatory redemption of a particular series of senior debt securities. Unless the prospectus supplement says that senior debt securities are redeemable at the option of a holder, senior debt securities that are redeemable will be redeemable only at our option upon notice by mail at least 30 days prior to the date fixed for redemption. If fewer than all the senior debt securities of a series are to be redeemed, the particular senior debt securities to be redeemed will be selected by the trustee by the method provided for that series or, if no method is provided, substantially pro rata, by lot or by any other method as the trustee considers fair and appropriate and which complies with the requirement of the principal national securities exchange, if any, on which the senior debt securities are listed. If senior debt securities of a series or tranche have different terms and different maturities, we may select the particular senior debt securities to be redeemed. (See Sections 1103 and 1104 of the Indenture)

        If redemption is at our option, the notice of redemption may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for the redemption, of money sufficient to redeem all of the senior debt securities called for redemption, including accrued interest, if any. If no money has been received, the notice will not be effective and we will not be required to redeem the senior debt securities. (See Section 1104 of the Indenture)

Consolidation, Merger or Sale

        The Indenture provides that we will not consolidate with, merge with or into any other corporation, whether or not we are the surviving corporation, or sell, assign, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons, in one transaction or a series of related transactions, unless:

  •
  either we are the continuing person or the person, if other than us, formed by the consolidation or with which or into which we are merged or the person, or group of affiliated persons, to which all or substantially all of our properties and assets as an entirety or substantially as an entirety are sold, assigned, transferred or leased is a corporation, or constitute corporations, organized under the laws of the United States or any State of the United States or the District

    of Columbia and expressly assumes, by an indenture supplemental to the Indenture, executed and delivered to the Indenture trustee in a form satisfactory to the Indenture trustee, all of our obligations under the senior debt securities issued under the Indenture and all of our obligations under the Indenture;

  •
  immediately before and after giving effect to the transaction or series of transactions, no event of default, and no default, has occurred and is continuing; and

  •
  we deliver to the Indenture trustee an officer's certificate and an opinion of counsel stating that the consolidation, merger or transfer and the supplemental indenture comply with the Indenture. (See Article Eight of the Indenture)

Events of Default

        The following are events of default under the Indenture with respect to senior debt securities of any series issued under the Indenture:

  •
  our failure to pay interest on any senior debt security of that series when due and the failure continues for 30 days and the time for payment has not been extended or deferred;

  •
  our failure to pay the principal of, or premium, if any, on, any senior debt security of that series when due and payable at maturity, and upon redemption but excluding any failure by us to deposit money in connection with any redemption at our option, and the time for payment has not been extended or deferred;

  •
  our failure to observe or perform any other covenant, warranty or agreement contained in the senior debt securities of that series or in the Indenture, other than a covenant, agreement or warranty included in the Indenture solely for the benefit of senior debt securities other than that series, and the failure continues for 60 days after we have received written notice from the Indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series;

  •
  specified events of bankruptcy, insolvency or reorganization relating to us;

  •
  our failure to pay any installment of interest when due on any other series of senior debt securities issued pursuant to the Indenture and the failure continues for 30 days, or our failure to pay the principal of, or premium, if any, on any such other series of senior debt securities when due and payable at maturity, including upon redemption but excluding any failure by us to deposit money in connection with any redemption at our option, and the time for payment of that interest or principal (or premium, if any) has not been extended or deferred; and

  •
  any other event of default with respect to senior debt securities of that series specified in the applicable prospectus supplement.

(See Section 501 of the Indenture)

Remedies

         Acceleration of Maturity.    If an event of default with respect to senior debt securities of any series, other than due to events of bankruptcy, insolvency or reorganization, occurs and is continuing, the Indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series, by notice in writing to us, and to the Indenture trustee if given by the holders of at least 25% in aggregate principal amount of the senior debt securities of that series, may declare the unpaid principal of and accrued interest to the date of acceleration, or, if the senior debt securities are Original Issue Discount Securities, the portion of that principal as may be specified in the terms of the Indenture, on all the outstanding senior debt securities of that series to be due and payable immediately and, upon any such declaration, the senior debt securities of that series, or specified principal amount, will become immediately due and payable. (See Section 502 of the Indenture)

        If an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding senior debt securities of all series will become immediately due and payable without any declaration or other act on the part of the Indenture trustee or any holder of any senior debt security. (See Section 502 of the Indenture)

        The holders of a majority of the principal amount of the outstanding senior debt securities of that series, upon the conditions provided in the Indenture, may rescind an acceleration and its consequences. (See Section 502 of the Indenture)

         Right to Direct Proceedings.    The holders of a majority in principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture trustee, or exercising any trust or power conferred on the Indenture trustee, with respect to the senior debt securities of that series; provided that (1) the direction is not in conflict with any law or the Indenture; (2) the Indenture trustee may take any other action deemed proper by the Indenture trustee which is not inconsistent with the direction; and (3) subject to its duties under the Trust Indenture Act, the Indenture trustee need not take any action that might involve the Indenture trustee in personal liability or might be unduly prejudicial to the holders not joining in the action. (See Section 512 of the Indenture)

         Limitation on Rights to Institute Proceedings.    No holder of the senior debt securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:

  •
  the holder has previously given to the Indenture trustee written notice of a continuing event of default with respect to the senior debt securities of that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series have made written request to the Indenture trustee, and the holder or holders have offered to the Indenture trustee reasonable indemnity, to institute the proceeding as trustee; and

  •
  the Indenture trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding senior debt securities of that series a direction inconsistent with the request, within 60 days after the notice, request and offer.

(See Section 507 of the Indenture)

         No Impairment of Right to Receive Payment.    Notwithstanding any other provision of the Indenture, the holder of any senior debt security will have the absolute and unconditional right to receive payment of the principal of (and premium, if any) and interest on that senior debt security when due, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (See Section 508 of the Indenture)

         Notice of Default.    The Indenture provides that the Indenture trustee must, within 30 days after the occurrence of any default or event of default with respect to senior debt securities of any series issued under the Indenture, give the holders of senior debt securities of that series notice of all uncured defaults or events of default known to it (the term "default" includes any event which after notice or passage of time or both would be an event of default); provided, however, that, except in the case of an event of default or a default in payment on any senior debt securities of any series, the Indenture trustee will be protected in withholding the notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Indenture trustee in good faith determine that the withholding of the notice is in the interest of the holders of senior debt securities of the affected series. (See Section 602 of the Indenture)

         Indemnification of Trustee.    Subject to the provisions of the Indenture relating to the duties of the Indenture trustee if an event of default occurs and is continuing, the Indenture trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Indenture trustee reasonable indemnity. (See Section 603 of the Indenture)

         Waiver.    The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may on behalf of the holders of all senior debt securities of that series waive any default or event of default with respect to that series, except a default or event of default in the payment of the principal of, or premium, if any, or any interest, if any, on any senior debt securities of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding senior debt securities of that series affected. (See Section 513 of the Indenture)

Modification of Indenture

        We and the Indenture trustee may modify the Indenture, without notice to or the consent of any holders of senior debt securities, with respect to specified matters, including:

  •
  to add one or more covenants or other provisions for the benefit of holders of senior debt securities of one or more series or to surrender any of our rights or powers under the Indenture;

  •
  to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Indenture; or

  •
  to make any change that does not materially adversely affect the interests of any holder of senior debt securities of any series.

        If the Trust Indenture Act is amended after the date of the original Indenture in such a way as to require or permit changes to the Indenture, or the elimination of provisions which, at the date of the original Indenture or at any time subsequently were required by the Trust Indenture Act, the Indenture will be automatically amended to conform to the amendment or to make the changes or elimination. The Indenture trustee will, at our request, enter into one or more supplemental indentures with us to evidence or effect the amendment. (See Section 901 of the Indenture)

        In addition, we, together with the Indenture trustee, may modify some of our rights and obligations and the rights of holders of the senior debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding senior debt securities of each series affected thereby.

        No amendment or modification may, without the consent of each holder of any outstanding senior debt security affected:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any such senior debt security;

  •
  reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, or extend the time for payment of, any such senior debt security, or extend the time for payment of those amounts or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of the senior Debt security;

  •
  change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on any senior debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any such senior debt security;

  •
  reduce the percentage in principal amount of outstanding senior debt securities of any series necessary to modify or amend the Indenture, or to waive compliance with specified provisions of the Indenture or defaults or events of default under the Indenture and their consequences;

  •
  change the redemption provisions in a manner adverse to any such holder of senior debt securities of that series; or

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants except to increase the percentage of holders required to consent or waive or to provide that specified other provisions may not be modified or waived without the consent of each holder affected thereby.

(See Article Nine of the Indenture)

Defeasance

        When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the trustee funds or U.S. government obligations the scheduled payments of principal and interest in respect of which is sufficient to make payments of principal of (and premium, if any) and interest on the senior debt securities of a series or tranche thereof on the dates those payments are due and payable, then, at our option, either of the following will occur:

  •
  "covenant defeasance," which means that we will no longer have any obligation to comply with the restrictive covenants under the Indenture and any other restrictive covenants that apply to that series or tranche of the senior debt securities, and the related events of default will no longer apply to us;.

  •
  "legal defeasance," which means that we will be discharged from our payment obligations, in addition to the obligations referred to above, with respect to the senior debt securities of that series or tranche;

        So long as no default or event of default with respect to the senior debt securities of any series has occurred and is continuing, we may affect either a legal defeasance or a covenant defeasance in respect of senior debt securities of that series or tranche by:

  •
  depositing with the Indenture trustee, under the terms of an irrevocable trust agreement, money or U.S. Government Obligations or a combination sufficient to pay, when due, all remaining indebtedness on the senior debt securities of that series;

  •
  delivering to the Indenture trustee either an opinion of counsel or a ruling directed to the Indenture trustee from the Internal Revenue Service to the effect, among other things, that the holders of the senior debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations, and

  •
  complying with specified other requirements set forth in the Indenture. (See Section 1304 of the Indenture)

Evidence to be Furnished to the Indenture Trustee

        The Indenture provides that we must periodically file statements with the Indenture trustee regarding our compliance with all conditions and covenants of the Indenture. (See Section 704 of the Indenture)

Concerning the Indenture Trustee

        We and our affiliates conduct banking transactions with the Indenture trustee in the normal course of business.

Governing Law

        The Indenture is governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles, except to the extent that the Trust Indenture Act is applicable.

 BOOK-ENTRY SYSTEM

        Each series of securities offered by this prospectus may be issued in the form of one or more global securities representing all or part of that series of securities. This means that we will not issue certificates for that series of securities to the holders. Instead, a global security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository.

        The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased debt securities represented by a global security. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that the Depository, its nominees and their successors may transfer a global security as a whole to one another.

        Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        We will wire principal, interest and any premium payments to the Depository or its nominee. We and the trustee will treat the Depository or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, we, the applicable trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

        Unless we specify otherwise in the prospectus supplement that describes a particular series of first mortgage bonds or senior debt securities, DTC will act as Depository for securities issued as global securities. The securities will be registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC's records. The ownership interest of each actual purchaser of each global security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in global securities, except in the event that use of the book-entry system for the global securities is discontinued.

        To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to DTC. If less than all of the global securities of a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the global securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the global securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds and distributions on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the trustee on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, securities certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

        Any underwriters, dealers or agents of any securities may be Direct Participants of DTC.

PLAN OF DISTRIBUTION

        We intend to sell the securities offered by this prospectus to or through underwriters or dealers, and may also sell the securities directly to other purchasers or through agents, as described in the prospectus supplement relating to an issue of securities.

        The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described in the prospectus supplement.

        Under agreements which we may enter in connection with the sale of the securities, underwriters, dealers, and agents who participate in the distribution of the securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933, as amended.

        No person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, that information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction to any person to whom it is unlawful to make the offer in the jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in our affairs since that date.

LEGAL OPINIONS

        Unless otherwise specified in the prospectus supplement, legal opinions relating to the securities being offered by this prospectus and certain other matters will be rendered by our counsel, James L. Altman, 414 Nicollet Mall, Minneapolis, Minnesota, Faegre & Benson LLP, Denver, Colorado, counsel for the company, and Jones Day, Chicago, Illinois, counsel for the company. Unless otherwise specified in the prospectus supplement, the validity of the securities and certain other matters will be passed upon for the underwriters, dealers or agents named in a prospectus supplement by Simpson Thacher & Bartlett LLP, New York, New York. James L. Altman is Vice President and Deputy General Counsel of

Xcel Energy, our parent company, and is the beneficial owner of less than 1% of the common stock of Xcel Energy.

EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109") which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$600,000,000

Public Service Company of Colorado

$300,000,000 5.80% First Mortgage Bonds, Series No. 18 due 2018
$300,000,000 6.50% First Mortgage Bonds, Series No. 19 due 2038

PROSPECTUS SUPPLEMENT

August 6, 2008

Joint Book-Running Managers
Goldman, Sachs & Co.		Lehman Brothers
Co-Managers
BMO Capital Markets	Mitsubishi UFJ Securities	Scotia Capital

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
CRITICAL ACCOUNTING POLICIES
LIQUIDITY AND CAPITAL RESOURCES
SUPPLEMENTAL DESCRIPTION OF THE FIRST MORTGAGE BONDS
BOOK-ENTRY DELIVERY AND SETTLEMENT
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING

RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
OUR COMPANY
USE OF PROCEEDS
RATIO OF CONSOLIDATED EARNINGS TO CONSOLIDATED FIXED CHARGES
DESCRIPTION OF THE FIRST MORTGAGE BONDS
DESCRIPTION OF THE SENIOR DEBT SECURITIES
BOOK-ENTRY SYSTEM
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS